Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

BLUE WORLD ACQUISITION CORPORATION,

as SPAC,

and

TOYO CO., LTD

TOPTOYO INVESTMENT PTE. LTD.

TOYOONE LIMITED

VIETNAM SUNERGY CELL COMPANY LIMITED,

each as a Group Company,

and

CERTAIN SHAREHOLDERS OF THE GROUP COMPANIES NAMED HEREIN,

each as a Shareholder

dated as of August 10, 2023

i

(continued)

(continued)

(continued)

Annexes

I	Vesting Schedule of Earnout Shares

Exhibits

Exhibit A	Form of Sponsor Support Agreement
Exhibit B	Form of Shareholder Lock-Up and Support Agreement
Exhibit C	Form of Sponsor Lock-up Agreement
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of A&R Warrant Agreement
Exhibit F	Form of Plan of Merger
Exhibit G	Form of PubCo ESOP
Exhibit H	Form of Post-Merger Closing PubCo Charter
Exhibit I	Form of Shareholder Irrevocable Surrender Notice

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of August 10, 2023 (this “Agreement”), is made and entered into by and among Blue World Acquisition Corporation, a Cayman Islands exempted company (“SPAC”), TOYO Co., Ltd, a Cayman Islands exempted company (“PubCo”), TOYOone Limited, a Cayman Islands exempted company (“Merger Sub”), TOPTOYO INVESTMENT PTE. LTD., a Singapore private company limited by shares (“SinCo”), Vietnam Sunergy Cell Company Limited, a Vietnamese company (the “Company”, together with PubCo, Merger Sub and SinCo, the “Group Companies”, or each individually, a “Group Company”), Vietnam Sunergy Joint Stock Company, a Vietnam joint stock company (“VSUN”), and Fuji Solar Co., Ltd, a Japanese company (“Fuji Solar”, together with VSUN, the “Shareholders”, or individually, a “Shareholder”). SPAC, the Group Companies and the Shareholders are collectively referred to herein as the “Parties” and individually as a “Party.” All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Article I or as otherwise defined elsewhere in this Agreement.

RECITALS

WHEREAS, SPAC is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities;

WHEREAS, PubCo is a newly incorporated, wholly-owned, direct subsidiary of Fuji Solar and a Cayman Islands exempted company that was formed for the purpose of consummating the Transactions, and following the consummation of the Merger, PubCo will be the publicly traded holding company for its subsidiaries;

WHEREAS, Merger Sub is a newly incorporated, wholly-owned, direct subsidiary of PubCo and a Cayman Islands exempted company that was formed for the purpose of consummating the Transactions;

WHEREAS, SinCo is a newly incorporated, wholly-owned, direct subsidiary of Fuji Solar and a Singapore private company limited by shares that was formed for the purpose of consummating the Transactions;

WHEREAS, VSUN is the sole owner of the Company, and Fuji Solar holds 51,637,275 shares of VSUN, representing approximately 84.85% of the total issued and outstanding shares capital of VSUN;

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby upon the terms and subject to the conditions of this Agreement, (a) the Group Companies, VSUN and Fuji Solar shall consummate a series of transactions involving the Group Companies, including (A) PubCo acquiring one hundred percent (100%) of the issued and paid-up share capital of SinCo from Fuji Solar in exchange for one ordinary share of PubCo (the “Share Exchange”), and (B) SinCo acquiring one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company from VSUN at an aggregate consideration of no less than US$50,000,000 (the “SinCo Acquisition,” and together with the Share Exchange, the “Pre-Merger Reorganization”), as a result of which (i) SinCo shall become a wholly-owned subsidiary of PubCo, (ii) the Company shall become a wholly-owned subsidiary of SinCo; and (iii) Fuji Solar shall become the sole shareholder of PubCo, and (b) following the consummation of the Pre-Merger Reorganization, SPAC shall merge with and into Merger Sub, with Merger Sub continuing as the surviving company (the “Merger”), as a result of which, among others, all of the issued and outstanding securities of SPAC immediately prior to the Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holders thereof to receive substantially equivalent securities of PubCo, in each case, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the Cayman Companies Act and other applicable laws;

WHEREAS, each of the Parties intends that, for U.S. federal income tax purposes, the formation of PubCo, the Share Exchange and Merger, taken together, qualify as an exchange described in Section 351 of the Code and the Treasury Regulations thereunder (the “Intended Tax Treatment”);

WHEREAS, the board of directors of SPAC has unanimously (i) determined that it is advisable for SPAC to enter into this Agreement and the other Transaction Documents to which it is or will be a party, (ii) approved the execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party and the Transactions, including the Merger, and (iii) recommended the adoption and approval of this Agreement and the other Transaction Documents to which it is or will be a party and the Transactions by the SPAC Shareholders;

WHEREAS, the board of directors of PubCo has unanimously (i) determined that it is advisable for PubCo to enter into this Agreement and the other Transaction Documents to which it is or will be a party, (ii) approved the execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party and Transactions, including the Merger, and (iii) recommended the adoption and approval of this Agreement and the other Transaction Documents to which it is or will be a party and the Transactions by PubCo’s shareholders (the “PubCo Board Recommendation”);

WHEREAS, (A) the board of directors of Merger Sub has unanimously (i) determined that it is advisable for Merger Sub to enter into this Agreement and the other Transaction Documents to which it is or will be a party, (ii) approved the execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party and the transactions contemplated hereby and thereby, and (B) PubCo, as the sole shareholder of Merger Sub, has adopted a resolution by written consent approving this Agreement and the other Transaction Documents to which Merger Sub is or will be a party and the Transactions;

WHEREAS, (A) the board of directors of SinCo has unanimously (i) determined that it is advisable for SinCo to enter into this Agreement and the other Transaction Documents to which it is or will be a party, and (ii) approved the execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party, and the Transactions, and (B) Fuji Solar, as the sole shareholder of SinCo, has passed a resolution in writing approving SinCo’s entry into this Agreement and the other Transaction Documents to which SinCo is or will be a party, and the Transactions;

WHEREAS, the board of directors of VSUN has unanimously (i) determined that it is advisable for VSUN to enter into this Agreement and the other Transaction Documents to which it is or will be a party, (ii) approved the execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party and the Transactions, including but not limited to the SinCo Acquisition;

WHEREAS, (A) the company chairman of the Company has (i) determined that it is advisable for the Company to enter into this Agreement and the other Transaction Documents to which it is or will be a party, (ii) approved the execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party and the Transactions, and (iii) submitted the same to VSUN for approval, and (B) VSUN, as the sole owner of the Company, has approved this Agreement and the other Transaction Documents to which the Company is or will be a party and the Transactions;

WHEREAS, Fuji Solar has duly approved the execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party and the Transactions;

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, SPAC shall provide an opportunity to its shareholders to have their outstanding SPAC Ordinary Shares redeemed on the terms and subject to the conditions set forth in this Agreement, and SPAC’s Governing Documents and the Trust Agreement in connection with obtaining the SPAC Shareholder Approval;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor, PubCo and SPAC have entered into the Sponsor Support Agreement attached hereto as Exhibit A (the “Sponsor Support Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Fuji Solar, PubCo and SPAC have entered into the Shareholder Lock-Up and Support Agreement attached hereto as Exhibit B (the “Shareholder Lock-Up and Support Agreement”);

WHEREAS, prior to the Merger Effective Time, the definitive agreements will have been executed and delivered by the investors in connection with the Transaction Financing;

WHEREAS, prior to the Merger Effective Time, the Sponsor shall have entered into a lock-up agreement with PubCo substantially in the form attached hereto as Exhibit C (the “Sponsor Lock-up Agreement”);

WHEREAS, prior to the Merger Effective Time, Fuji Solar, the Sponsor, PubCo and certain other parties thereto shall have entered into a registration rights agreement substantially in the form attached hereto as Exhibit D (the “Registration Rights Agreement”);

WHEREAS, immediately prior to or upon the Merger Effective Time, PubCo, SPAC and Continental Stock Transfer & Trust Company, LLC shall have entered into an Assignment, Assumption and Amended & Restated Warrant Agreement in the form attached hereto as Exhibit E (the “A&R Warrant Agreement”); and

WHEREAS, prior to the Merger Effective Time, SPAC and the Group Companies shall negotiate in good faith and agree on the form of the standard employment agreement form of the Company (the “Company Employment Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, SPAC, each Group Company, and each Shareholder agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1. Definitions. As used herein, the following terms shall have the following meanings:

“Action” means any charge, claim, action, complaint, petition, prosecution, investigation, appeal, suit, litigation, arbitration or other similar proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable Law.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; provided that in no event shall Fuji Solar, VSUN or any Group Company be deemed an Affiliate of the Sponsor.

“Alternative Proposal” means, with respect to any Group Company and the Shareholders, other than the Transactions, the transactions contemplated in connection with the Transaction Financing or any transaction relating to backstop financing of the Transactions, (i) any acquisition or purchase by any third party of any shares of any class of outstanding voting or equity securities of such Group Company, or any tender offer (including a self-tender) or exchange offer that, if consummated, would result in any third-party beneficially owning any shares of any class of outstanding voting or equity securities of such Group Company, (ii) any merger, acquisition, amalgamation, consolidation, business combination, joint venture or other similar transaction involving such Group Company, the business of which constitutes 15% or more of the net revenues, net income or assets of the Group Companies, (iii) making any filing or submission for an initial public offering with any stock exchange or regulator or (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of such Group Company, the business of which constitutes 15% or more of the net revenues, net income or assets of the Group Companies.

“Anti-Bribery Laws” means the anti-bribery and accounting provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Anti-Money Laundering Laws” means, the applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions in which any Group Company operates, the rules and regulations thereunder.

“Audited Financial Statements” means the PCAOB Financial Statements and if any, the PCAOB Consolidated Financial Statements delivered pursuant to Section 8.3.

“Available Closing Cash” means an amount (that is not generated from any borrowing) equal to the sum of (a) the amount of cash available in the Trust Account following the SPAC Shareholders’ Meeting, after deducting the amount required to satisfy the SPAC Share Redemption and payments of (i) SPAC Transaction Expenses (not to exceed US$2,500,000) and (ii) Group Company Transaction Expenses (not to exceed US$8,000,000), plus (b) the proceeds of Transaction Financings actually received by PubCo prior to or substantially concurrently with the Merger Closing.

“Business Combination” has the meaning set forth in SPAC’s Amended & Restated Memorandum of Association as in effect on the date hereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the Cayman Islands, Japan, Singapore, Vietnam or New York or Governmental Authorities in the Cayman Islands, Japan, Singapore, Vietnam or New York are authorized or required by Law to close.

“Cayman Companies Act” the Companies Act (Revised) of the Cayman Islands.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of software subject to such license, that such software subject to such license, or other software incorporated into, derived from, or used or distributed with such software subject to such license (i) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow products or portions thereof or interfaces therefor of any Group Company to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “share alike” licenses.

“COVID-19” means SARS-CoV-2 or COVID-19.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, closure, sequester, safety or similar Law, direction or guidelines promulgated by any Governmental Authority, including the Vietnamese Ministry of Health, the Singapore Ministry of Health, the Japan Ministry of Health, Labor and Welfare, U.S. Centers for Disease Control and Prevention or the World Health Organization, in each case, arising following the date hereof in connection with or in response to COVID-19 for similarly situated companies.

“Dollars”, “US$” or “$” means lawful money of the United States.

“DTC” means The Depository Trust Company.

“Earnout Shares” means the aggregate of 13,000,000 PubCo Ordinary Shares that the Seller shall deposit into the Earnout Escrow Account at or prior to the Merger Closing pursuant to Section 4.2, subject to the other terms set forth on Annex I hereto.

“Environmental Laws” means any and all applicable Laws relating to Hazardous Material, pollution, or the protection or management of the environment or natural resources, or solely with respect to exposure to Hazardous Material, protection of human health.

“Equity Securities” means, with respect to any Person, any capital stock, shares, equity interests, membership interests, partnership interests or registered capital, or other ownership interests in such Person and any options, warrants or other securities (for the avoidance of doubt, including debt securities) that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, shares, equity interests, membership interests, partnership interests or registered capital, or other ownership interests, in each case, issued by or with the approval of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence, or which govern its internal affairs, including the articles of incorporation, charter, certificate of incorporation, enterprise registration certificate, investment registration certificate, memorandum of association, articles of association, bylaws, articles of organization, certificate of formation, limited liability company agreement, operating agreement, or similar or other constitution, governing, or charter documents, or equivalent documents, of such Person.

“Government Official” means any officer, employee or any other individual acting in an official capacity for any Governmental Authority (including any political party), any candidate for political office, or any employee of a government owned or controlled entity.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, taxing, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Authorization” means any consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Group Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA or any similar plan subject to laws of a jurisdiction outside of the United States (whether or not subject to ERISA), or any other plan, policy, program, practice, or agreement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program, practice or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by any Group Company, or to which such Group Company is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program, practice or arrangement that is required under applicable Law and maintained by any Governmental Authority.

“Group Company Confidential Information” means all confidential or proprietary documents and information concerning any of the Group Companies or any of the Shareholders furnished in connection with this Agreement or the Transactions, excluding any information which, (i) at the time of disclosure by SPAC or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement, any other Contract between on the one hand, any of the Group Companies, VSUN, Fuji Solar, and on the other hand, SPAC or its Affiliates, or any other confidentiality obligation, (ii) at the time of the disclosure by any of the Group Companies, VSUN, Fuji Solar or their respective Representatives to SPAC or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Group Company Confidential Information.

“Group Company Convertible Securities” means any options, warrants or rights to subscribe for or purchase any capital shares of any Group Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of such Group Company, in each case, issued by or with the approval by such Group Company.

“Group Company Material Adverse Effect” means any event, fact, development, circumstance, or effect (collectively, “Events”) that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, properties, results of operations or financial condition of the Group Companies, taken as a whole; provided, however, that in no event would any of the following (or the effect of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Group Company Material Adverse Effect”: (a) any change in applicable Laws, accounting standards or principles (including GAAP) or any guidance relating thereto or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities, or banking markets), (c) the taking of any action required to be taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure in and of itself of the Group Companies to meet any projections or forecasts (provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any Event underlying such failure to meet projections or forecasts has resulted in or contributed to a Group Company Material Adverse Effect except where such Event is otherwise excluded under any of clauses (a) through (e) or clauses (g) through (j) of this definition), (g) any Events generally applicable to the industries or markets in which the Group Companies operate, (h) any action taken or not taken by, or at the written request of, or consented to in writing by, SPAC, PubCo or the Sponsor, (i) the announcement of this Agreement and consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on the Group Companies’ relationships, contractual or otherwise, with third parties or employees; or (j) any action taken by SPAC or its Affiliates; provided, further, that in the case of each of clauses (b), (d) and (g), any such Event to the extent such Event disproportionately and adversely affects the business, results of operations or condition of the Group Companies, taken as a whole, relative to other similarly situated participants in the industries in which such Persons operate shall not be excluded from and shall be taken into account in the determination of whether there has been, or would reasonably be expected to be, a Group Company Material Adverse Effect, but only to the extent of the incremental disproportionate effect on the Group Companies, taken as a whole, relative to such similarly situated participants; provided, however, that in determining whether or not a Group Company Material Adverse Effect would occur, there shall be taken into account any right to insurance or other third party contribution or indemnification in respect of the Event giving rise thereto available to the Group Companies.

“Group Company Ordinary Shares” means the ordinary shares of any Group Company, as defined in such Group Company’s Governing Documents.

“Group Company Related Party” means any:

(a) member, shareholder or equity interest holder who, together with its Affiliates, directly or indirectly holds no less than 5% of the total outstanding share capital of any Group Company, or

(b) any director, officer or employee of any Group Company with a title of Director (for the avoidance of doubt such title does not refer to a member of the board of directors) or higher or any immediate family member of the foregoing Persons, in each case of clauses (a) and (b), excluding such Group Company and any of its Subsidiaries.

“Group Company Shareholders” means any holder of any Group Company Ordinary Shares.

“Group Company Transaction Expenses” means without duplication, (a) any out-of-pocket fees and expenses paid or payable by the Group Companies or any of their Affiliates as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including without limitation (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including consultants and public relations firms, all expenses that the Group Companies are responsible for as set forth in Section 10.2(a)(iv) and the cost of the “tail” policy contemplated by Section 10.12, (ii) any and all filing fees of the Governmental Authorities in connection with the Transactions (including without limitation, the Pre-Merger Reorganization), (iii) all fees, costs, expenses and disbursements incurred in connection with the establishment of PubCo, Merger Sub and SinCo and other related organization and maintenance expenses arising with respect to PubCo, Merger Sub and SinCo, (b) any stamp duty payable by the Shareholders or the Group Companies in connection with the Transactions, and (c) all Transfer Taxes payable by the Shareholders or the Group Companies in connection with the Transactions.

“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, or (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law.

“Hong Kong” means the Hong Kong Special Administration Region of the People’s Republic of China.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed by such Person directly or indirectly, jointly or severally.

“Intellectual Property” means any rights in or to intellectual property of any type or nature, throughout the world, including all: (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, slogans, pending applications therefor, and internet domain names and social media handles, together with the goodwill of any Group Company or its business symbolized by or associated with any of the foregoing; (iii) registered and unregistered copyrights, and applications for registration of copyright, including such corresponding rights in software and other works of authorship; and (iv) trade secrets, know-how, processes, and similar proprietary information.

“International Trade Laws” means all applicable export, import, customs, anti-boycott, and other trade Laws or programs administered, enacted or enforced by any relevant Governmental Authority in the jurisdiction to the extent they are applicable to the Group Company or any of its Subsidiaries, including but not limited to: (a) the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, and the import Laws and regulations administered by U.S. Customs and Border Protection; and (b) the anti-boycott Laws administered by the U.S. Departments of Commerce and Treasury.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Key Person Agreements” means the Contracts described in Section 10.10.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by any Group Company.

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, rights of pre-emption, licenses, restrictions, or other liens of any kind whether consensual, statutory or otherwise (other than, in the case of a security, any restriction on transfer of such security arising under any securities Laws).

“Long Stop Date” means April 2, 2024, or such a later date which SPAC is permitted to consummate a Business Combination in accordance with its Amended & Restated Memorandum of Association then in effect.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. “Open Source Licenses” shall include Copyleft Licenses.

“Open Source Materials” means any software subject to an Open Source License.

“Owned Intellectual Property” means Intellectual Property owned by a Group Company.

“PCAOB” means the U.S. Public Company Accounting Oversight Board.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (iii) Liens, defects or imperfections on title, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that are matters of record or would be discovered by a current, accurate survey or physical inspection of such real property, in all cases, that do not materially impair the value or materially interfere with the present uses of such real property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under a Real Property Lease, and (C) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, the Leased Real Property, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business consistent with past practice with respect to the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Leased Real Property with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, (x) Liens that secure obligations that are reflected as liabilities on the Interim Financial Statements or Audited Financial Statements (which such Liens are referenced, or the existence of which such Liens is referred to, in the notes to the Audited Financial Statements), (xi) Liens arising under applicable securities laws, (xii) with respect to an entity, Liens arising under the Governing Documents of such entity, and (xiii) other Liens incurred in the ordinary course of business consistent with past practice that do not, individually or in the aggregate, materially and adversely affect the use of the property affected by such Lien, or materially disrupt, the ordinary course operation of the businesses of any Group Company and its Subsidiaries, taken as a whole.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“PubCo Ordinary Shares” means the ordinary shares, par value US$0.0001 per share of PubCo.

“PubCo Securities” means the Equity Securities in the capital of PubCo.

“PubCo Shareholder Approval” means the approval of this Agreement and the Transactions pursuant to the terms and subject to the conditions of PubCo’s Governing Documents and applicable Law.

“PubCo Warrant” means each whole warrant entitling the holder thereof to purchase one (1) PubCo Ordinary Share at a purchase price of $11.50 per share (as adjusted pursuant to the A&R Warrant Agreement).

“Redeeming SPAC Shares” means SPAC Ordinary Shares in respect of which its holder thereof has validly exercised (and not validly revoked, withdrawn or lost) his, her or its SPAC Share Redemption.

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives of such Person.

“Restricted Person” means any Person identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List or the U.S. Department of State’s Debarred List.

“Sanctioned Jurisdiction” means any country or territory subject to comprehensive Sanctions (at the time of this Agreement, are the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine and Sevastopol).

“Sanctioned Person” means any Person that is (a) organized under the Laws of, or resident or located in, any Sanctioned Jurisdiction, (b) included on any list of Persons subject to Sanctions (including, but not limited to, the U.S. Department of Treasury’s Specially Designated Nationals and Blocked Persons List and the Sectoral Sanctions Identification List; or any similar list maintained or administered by the United Nations Security Council, HM Treasury of the United Kingdom, the European Union, any European Union member state, or any other Governmental Authority where the Company or any of its Subsidiaries operates), or (c) owned fifty percent (50%) or more, directly or indirectly, controlled by, or acting on behalf or at the direction of any Person or Persons described in clauses (a) or (b).

“Sanctions” means those trade, economic and financial sanctions Laws, embargoes, and restrictive measures administered, enacted or enforced from time to time by (a) the United States (including through the Department of the Treasury’s Office of Foreign Assets Control or the Department of State), (b) the European Union or any European Union member state, (c) the United Nations Security Council, (d) Her Majesty’s Treasury of the United Kingdom, or (e) any other Governmental Authority where the Company or any of its Subsidiaries operates.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” means the sole holder of PubCo Ordinary Shares issued and outstanding immediately prior to the Merger Effective Time.

“SinCo Sale Share” means one (1) ordinary share in the share capital of SinCo, representing 100% of the issued and paid-up share capital of SinCo.

“SGD” means Singapore dollars, being the lawful currency of the Republic of Singapore.

“SPAC Acquisition Proposal” means (i) any Business Combination, in one transaction or a series of transactions, involving SPAC or any of its current or future controlled Affiliates or involving all or a material portion of the assets, equity securities or businesses of SPAC or its current or future controlled Affiliates (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise); or (ii) any equity or similar investment in or by SPAC and/or any of its controlled Affiliates, in each case, other than the Transactions.

“SPAC Class A Ordinary Share” means each Class A ordinary share, par value $0.0001 per share, of SPAC.

“SPAC Class B Ordinary Share” means each Class B ordinary share, par value $0.0001 per share, of SPAC.

“SPAC Ordinary Shares” means collectively the SPAC Class A Ordinary Shares and the SPAC Class B Ordinary Shares.

“SPAC Confidential Information” means all confidential or proprietary documents and information concerning SPAC, excluding any information which, (i) at the time of disclosure by any of the Group Companies, VSUN, Fuji Solar or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or any other Contract between any of the Group Companies, VSUN, Fuji Solar and SPAC or (ii) at the time of the disclosure by SPAC or its Representatives to the any of the Group Companies, VSUN, Fuji Solar or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such SPAC Confidential Information.

“SPAC Expenses” means the SPAC Transaction Expenses plus amounts due to the underwriters of SPAC IPO with respect to deferred underwriting commissions that will be converted into PubCo Ordinary Shares pursuant to Section 9.7(b) .

“SPAC IPO” means the initial public offering of the SPAC Units pursuant to the SPAC IPO Prospectus.

“SPAC IPO Prospectus” the Registration Statement on Form S-1 (File No. 333-261585) relating to SPAC that was declared effective by the SEC on January 31, 2022.

“SPAC Preference Share” means each preference share, par value $0.0001 per share, of SPAC.

“SPAC Redemption Price” means a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) as determined in accordance with SPAC’s Governing Documents in connection with the Transaction Proposals.

“SPAC Rights” means each such right that entitles the holder thereof to receive one-tenth (1/10) of one share of SPAC Class A Ordinary Share at the closing of a Business Combination (as such term is defined in SPAC’s Governing Documents).

“SPAC Securities” means the Equity Securities of SPAC.

“SPAC Shares” means, collectively, the SPAC Ordinary Shares and SPAC Preference Shares.

“SPAC Share Redemption” means the election of an eligible (as determined in accordance with SPAC’s Governing Documents) holder of SPAC Class A Ordinary Shares to redeem all or a portion of the SPAC Class A Ordinary Shares held by such holder at the SPAC Redemption Price.

“SPAC Shareholder Approval” means (a) the authorization and approval of this Agreement, the other Transaction Documents and the Transactions, and (b) the authorization and approval of any other proposals as the SEC (or staff member thereof) indicates (i) are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto and (ii) are required to be approved by the SPAC Shareholders in order for the Merger to be consummated, in each case with the requisite number of votes required under the Cayman Companies Act and the SPAC’s Governing Documents.

“SPAC Shareholders” means the holders of SPAC Ordinary Shares as of immediately prior to the Merger Effective Time.

“SPAC Transaction Expenses” means, without duplication, any out-of-pocket fees and expenses actually payable by SPAC, the Sponsor or its Affiliates as a result of or in connection with SPAC’s negotiation, documentation and consummation of the Transactions, including (a) cash repayment of any Working Capital Loans, if any, (b) costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including consultants and public relations firms, (c) all expenses SPAC is responsible for as set forth in Section 10.2(a)(iv), (d) any and all filing fees to the Governmental Authorities in connection with the Transactions, and (e) amounts due to Sponsor for general and administrative services for the period from February 1, 2023 until the Merger Closing pursuant to a certain administrative services agreement by and between SPAC and Sponsor dated January 31, 2022. For the avoidance of doubt, SPAC Transaction Expenses shall exclude cash repayment of the underwriters of SPAC IPO with respect to deferred underwriting commissions, if any.

“SPAC Units” means the units of SPAC issued at SPAC IPO (including overallotment units acquired by the underwriters of the SPAC IPO) consisting of one SPAC Class A Ordinary Share, one-half of one SPAC Warrant, and one SPAC Right.

“SPAC Warrants” means one whole redeemable warrant of which one-half (1/2) was included as part of each SPAC Unit, entitling the holder thereof to purchase one (1) SPAC Class A Ordinary Share at a purchase price of $11.50 per share, subject to adjustments as provided for in the SPAC IPO Prospectus.

“Sponsor” means Blue World Holdings Limited, a Hong Kong private company limited by shares.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than fifty percent (50%) of the voting power of the Equity Securities or equity interests is owned, directly or indirectly, by such Person and, in case of a limited partnership, limited liability company or similar entity, such Person is a general partner or managing member or has the power to direct the policies, management and affairs of such entity, and a subsidiary is a “wholly-owned Subsidiary” of such Person when substantially all of the voting power of its Equity Securities or equity interests is owned or controlled by such Person.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, and non-U.S. taxes, including all income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum or estimated taxes, as well as all governmental charges, duties, levies and other similar charges in the nature of the tax, in each case imposed by a Governmental Authority, and including any interest, penalty, or addition relating thereto.

“Transaction Documents” means, collectively, this Agreement, the Plan of Merger, the Shareholder Lock-Up and Support Agreement, the Sponsor Support Agreement, the Sponsor Lock-up Agreement, the Registration Rights Agreement, the A&R Warrant Agreement and any other agreements, documents or certificates entered into or delivered pursuant hereto or thereto, and the expression “Transaction Document” means any one of them.

“Transaction Financing” means any transaction pursuant to which investors commit to acquiring (x) PubCo Ordinary Shares, (y) Equity Securities of any Group Company , or (z) subject to the restrictions set forth in Section 9.8, SPAC Securities which will be converted into PubCo’s Equity Securities prior to or upon the Merger Effective Time, in each case on terms and conditions acceptable to the Company and SPAC, including without limitation, the PIPE Financing, Private Financing and Redemption Waiver.

“Transaction Financing Agreement” means the definitive agreement of Transaction Financing.

“Transactions” means, collectively, the Merger, the Pre-Merger Reorganization and each of the other transactions contemplated by this Agreement or any of the other Transaction Documents.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Warrant Agreement” means the Warrant Agreement, dated as of January 31, 2022 between SPAC and Continental Stock Transfer & Trust Company, as warrant agent.

“Working Capital Loans” means any loan that has been or to be made to SPAC by the Sponsor and/or its designee and evidenced by a promissory note, loan agreement or similar document, for the purpose of financing costs, expenses, extension related costs and deposits and other obligations incurred by SPAC for the Transactions.

Section 1.2. Other Definitions

A&R Warrant Agreement	Recitals
Agreement	Preamble
Antitrust Laws	Section 10.13
Closing Filing	Section 10.14(b)
Closing Press Release	Section 10.4(b)
Company Employment Agreement	Recitals
Company Registered Intellectual Property	Section 6.19(a)
D&O Indemnified Parties	Section 10.12(a)
Earnout Escrow	Section 4.2

Earnout Escrow Account	Section 4.2
Earnout Period	Section 4.2
Fuji Solar	Preamble
Group Company	Preamble
Group Company Cure Period	Section 12.1(d)
Group Companies Disclosure Letter	Article VI
Group Company Transaction Expenses Statement	Section 3.8
Intended Tax Treatment	Recitals
Interim Financial Statements	Section 6.7(a)
Interim Financial Statements Date	Section 6.7(a)
Interim Period	Section 8.1
IPO	Section 13.1
Material Contracts	Section 6.11(a)
Material In-Licenses	Section 6.11(a)(x)
Merger	Recitals
Merger Closing	Section 3.3(a)
Merger Closing Date	Section 3.3(a)
Merger Effective Time	Section 3.3(b)
Merger Sub	Preamble
Nasdaq	Section 7.17
New PubCo Charter	Section 8.11
Non-Recourse Parties	Section 13.17(b)
PCAOB Financial Statements	Section 8.3(a)
PIPE Financing	Section 9.8(a)
Pre-Merger Reorganization	Recitals
Private Financing	Section 9.8(b)
Proxy/Registration Statement	Section 10.2(a)(i)
Proxy Solicitor Expenses	Section 10.2(a)(iv)
PubCo	Preamble
PubCo 2024 Audited Financials	Section 4.2
PubCo Board Recommendation	Recitals
PubCo ESOP	Section 8.10
Plan of Merger	Section 3.2
Public Shareholders	Section 13.1
Real Property Leases	Section 6.18(b)
Redemption Waivers	Section 9.8(c)
Registration Rights Agreement	Recitals
Regulatory Approvals	Section 10.1(a)
Related Party Agreements	Section 6.11(a)(vi)
Released Claims	Section 13.1
restraint	Section 11.1(f)
Share Exchange	Recitals

Share Exchange Closing	Section 2.1
Share Exchange Closing Date	Section 2.1
Shareholders	Preamble
Shareholder Lock-Up and Support Agreement	Recitals
Signing Filing	Section 10.4(b)
Signing Press Release	Section 10.4(b)
SinCo	Preamble
SinCo Acquisition	Recitals
SinCo Acquisition Closing	Section 2.2
SinCo Acquisition Regulatory Approval	Section 2.2(c)
SPAC	Preamble
SPAC Board	Section 10.2(b)
SPAC Board Recommendation	Section 10.2(b)(iii)
SPAC Cure Period	Section 12.1(e)
SPAC Disclosure Letter	Article VII
SPAC Dissenting Shareholders	Section 3.4(c)
SPAC Dissenting Shares	Section 3.4(c)
SPAC Financial Statements	Section 7.6(c)
SPAC SEC Filings	Section 7.5
SPAC Shareholders’ Meeting	Section 10.2(b)(i)
SPAC Transaction Expense Statement	Section 3.8
Sponsor Lock-up Agreement	Recitals
Sponsor Support Agreement	Recitals
Surviving Company	Section 3.1
Terminating SPAC Breach	Section 12.1(e)
Terminating Group Company Breach	Section 12.1(d)
Top Vendors	Section 6.26(a)
Transaction Proposals	Section 10.2(a)(i)
Transaction Expense Statements	Section 3.8
Transfer Taxes	Section 10.6
Trust Account	Section 13.1
Trust Agreement	Section 7.8
Trustee	Section 7.8
Valuation Firm Expenses	Section 10.2(a)(iv)
VSUN	Preamble
Written Objection	Section 3.4(c)

Section 1.3. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) a reference to “share” or “share capital” includes issued shares and other equivalent ownership interests, including equity interests (phần vốn góp’ in Vietnamese) in a limited liability company (‘công ty trách nhiệm hữu hạn’ in Vietnamese) incorporated under the laws of Vietnam (and shareholder and similar expressions shall be construed accordingly); and a reference to “share register” or “shareholders’ register” includes the register of shareholders of a joint stock company (’sổ đăng ký cổ đông’ in Vietnamese) and register of members of a limited liability company (’sổ đăng ký thành viên’ in Vietnamese).

(f) a reference to “board of directors” and “director” of a company includes a board of directors (‘hội đồng quản trị’ in Vietnamese) and its directors (‘thành viên hội đồng quản trị’ in Vietnamese) of such company if it is established in the form of a joint stock company and a members’ council (‘hội đồng thành viên’ in Vietnamese) and its members (‘thành viên hội đồng thành viên’) of such company if it is established in the form of a limited liability company.

Section 1.4. Knowledge. As used herein, the phrase “to the knowledge” of any Group Company shall mean the actual knowledge of the individuals identified on Section 1.4 of the Group Companies Disclosure Letter, and the knowledge that such individuals would have acquired in the exercise of reasonable inquiries of direct reports; the phrase “to the knowledge” of any Shareholder shall mean the actual knowledge of the individuals identified on Schedule 1.4 attached hereto, and the knowledge that such individuals would have acquired in the exercise of reasonable inquiries of direct reports; the phrase “to the knowledge” of SPAC shall mean the actual knowledge of the officers of SPAC, and the knowledge that such individuals would have acquired in the exercise of reasonable inquiries of direct reports.

Article II

PRE-MERGER REORGANIZATION

Section 2.1. Share Exchange. The closing of the Share Exchange (the “Share Exchange Closing”) shall take place electronically and as soon as practicable following the date hereof, but prior to the consummation of the SinCo Acquisition. The date on which the Share Exchange Closing actually occurs is referred to in this Agreement as the “Share Exchange Closing Date”.

(a) At the Share Exchange Closing, PubCo shall issue to Fuji Solar, the sole shareholder of SinCo, one (1) PubCo Ordinary Share.

(b) At the Share Exchange Closing, in consideration for the delivery by PubCo of one (1) PubCo Ordinary Share to Fuji Solar, Fuji Solar shall sell and transfer the SinCo Sale Share to PubCo.

(c) Contemporaneous with the fulfilment of Fuji Solar’s obligations under Section 2.1(b), PubCo shall:

(i) pay all stamp duty payable in connection with the sale and transfer of the SinCo Sale Share by electronic transfer in immediately available funds to the bank account of the company secretary of SinCo; and

(ii) deliver to Fuji Solar new share certificate(s) for one (1) PubCo Ordinary Share issued in favor of Fuji Solar.

Section 2.2. SinCo Acquisition.

(a) As soon as practicable after the Share Exchange Closing and subject to the satisfaction or waiver of all the conditions set forth in Section 2.2(c) that are required to be satisfied prior to the SinCo Acquisition, the SinCo Acquisition shall be consummated and amendment to the enterprise registration certificate and investment registration certificate shall be registered to reflect SinCo as the sole owner of the Company (such closing, the “SinCo Acquisition Closing”).

(b) Immediately prior to the SinCo Acquisition Closing, Fuji Solar shall hold an aggregate of 41,000,000 PubCo Ordinary Shares, representing all issued and outstanding share capital of PubCo. Immediately prior to the SinCo Acquisition Closing, SinCo shall deliver to VSUN and the Company an extract of the resolutions of the board of directors of SinCo approving the acquisition of one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company from VSUN for an aggregate consideration of no less than US$50,000,000.

(c) The obligations of the Group Companies, Fuji Solar and VSUN to consummate, or cause to be consummated, the SinCo Acquisition are subject to the satisfaction of the following conditions:

(i) the following regulatory approval for the SinCo Acquisition (“SinCo Acquisition Regulatory Approval”) shall have been obtained:

(1) the approval for acquisition of shares in accordance with Article 26 of Law No. 61/2020/QH14 on Investment passed by the National Assembly of Vietnam on 17 June 2020 in respect of the SinCo Acquisition (“M&A Approval”);

(2) if applicable, the clearance for implementation of the economic concentration in accordance with Article 41 of the Law No. 23/2018/QH14 on Competition passed by the National Assembly of Vietnam on 12 June 2018 in respect of the Transactions (including the Share Exchange, the SinCo Acquisition and the Merger);

(ii) the consent set forth in Section 6.3 of the Group Companies Disclosure Letter shall have been obtained;

(iii) resolution of the board of directors of VSUN approving the SinCo Acquisition shall have been obtained; and

(iv) the Company has opened the direct investment capital account at a licensed bank in Vietnam (DICA) for the purpose of payment of the SinCo Acquisition by SinCo to VSUN.

Article III

THE MERGER; MERGER CLOSING

Section 3.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Cayman Companies Act, SPAC and Merger Sub shall consummate the Merger, provided that, the net asset value of the Group Companies (net of the proceeds from any Transaction Financing) shall be no less than US$50,000,000, pursuant to which SPAC shall be merged with and into Merger Sub, with Merger Sub being the surviving company, following which the separate corporate existence of SPAC shall cease and Merger Sub shall continue as the surviving company in the Merger. Merger Sub, as the surviving company following the Merger, is hereinafter sometimes referred to as the “Surviving Company” (provided, that references to SPAC for periods after the Merger Effective Time shall include the Surviving Company).

Section 3.2. Effects of the Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, and the plan of merger with respect to the Merger substantially in the form set out in Exhibit F hereto (the “Plan of Merger”) and any other documents required by the Cayman Companies Act registered with the Cayman Registrar, in accordance with the relevant provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, immunities, duties and obligations of Merger Sub and SPAC shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, immunities, duties and obligations of the Surviving Company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and SPAC set forth in this Agreement to be performed after the Merger Effective Time, and the Surviving Company shall continue its existence as a wholly-owned Subsidiary of PubCo.

Section 3.3. Merger Closing; Merger Effective Time.

(a) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Merger Closing”) shall take place remotely by conference call and exchange of documents and signatures on the date which is no later than five (5) Business Days after the first date on which all conditions set forth in Section 11.1, Section 11.2 and Section 11.3 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Merger Closing, but subject to the satisfaction or waiver thereof) or such other time and place as SPAC and the Company may mutually agree in writing. The date on which the Merger Closing actually occurs is referred to in this Agreement as the “Merger Closing Date”.

(b) Subject to the satisfaction or waiver of all of the conditions set forth in Section 11.1, Section 11.2 and Section 11.3, SPAC and Merger Sub shall cause the Merger to be consummated by registering the Plan of Merger with the Cayman Registrar (the time of the Plan of Merger being registered by the Cayman Registrar, or such later time as may be specified in the Plan of Merger, being referred to herein as the “Merger Effective Time”).

Section 3.4. Effect of Merger on Issued Securities of SPAC, PubCo and Merger Sub. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any party or the holders of securities of SPAC or any Group Company (other than those as described in this Agreement):

(a) SPAC Units. Each SPAC Unit outstanding immediately prior to the Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one (1) share of SPAC Class A Ordinary Share, one-half (1/2) of one SPAC Warrant, and one (1) SPAC Right in accordance with the terms of the applicable SPAC Unit, which underlying SPAC Securities shall be converted in accordance with the applicable terms of this Section 3.4 below.

(b) SPAC Ordinary Shares. Each share of SPAC Ordinary Share issued and outstanding immediately prior to the Merger Effective Time (other than those described in Section 3.4(c), Section 3.4(d) and Section 3.4(j) below) shall automatically be converted into the right to receive one (1) PubCo Ordinary Share, following which all such shares of SPAC Ordinary Share shall cease to be outstanding and shall automatically be canceled and shall cease to exist. Each certificate (if any) formerly representing shares of SPAC Ordinary Share (other than those described in Section 3.4(c), Section 3.4(d) and Section 3.4(j) below) shall thereafter represent only the right to receive the same number of PubCo Ordinary Shares.

(c) Dissenters’ Rights. No Person who has validly exercised their dissenters’ rights in respect of the Merger pursuant to section 238 of the Cayman Companies Act (each a “SPAC Dissenting Shareholders”) shall be entitled to receive the PubCo Ordinary Shares in accordance with Section 3.4(a) and (b), as applicable with respect to the SPAC Ordinary Shares owned by such Person (“SPAC Dissenting Shares”) unless and until such Person shall have effectively withdrawn, waived or lost such Person’s dissenters’ rights under the Cayman Companies Act. Each SPAC Dissenting Shareholder shall be entitled to receive only the payment resulting from the procedure in section 238 of the Cayman Companies Act with respect to the SPAC Dissenting Shares owned by such SPAC Dissenting Shareholder, and the SPAC Dissenting Shares shall be cancelled and cease to exist at the Merger Effective Time. For the avoidance of doubt, all SPAC Dissenting Shares held by a SPAC Dissenting Shareholder who shall have not exercised or who effectively shall have withdrawn or lost his/her/its dissenter rights under Section 238 of the Cayman Companies Act shall thereupon not be SPAC Dissenting Shares and shall be cancelled and cease to exist at the Merger Effective Time, in exchange for the right to receive PubCo Ordinary Shares in accordance with Section 3.4(b) If any shareholder of SPAC gives to the SPAC, before the SPAC Shareholder Approval is obtained at the SPAC Shareholders’ Meeting, written objection to the Merger (each, an “Written Objection”) in accordance with Section 238(2) of the Cayman Companies Act, SPAC shall, in accordance with Section 238(4) of the Cayman Companies Act, promptly give written notice of the authorization of the Merger (the “Authorization Notice”) to each such SPAC shareholder who has made a Written Objection.

(d) Cancellation of Shares Owned by SPAC. If there are any shares of SPAC that are owned by SPAC as treasury shares immediately prior to the Merger Effective Time, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(e) SPAC Warrants. Each SPAC Warrant outstanding immediately prior to the Merger Effective Time shall be automatically converted into one (1) PubCo Warrant exercisable for PubCo Ordinary Shares in accordance with its terms. Each of the PubCo Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the SPAC Warrants, except that they shall represent the right to acquire PubCo Ordinary Shares in lieu of shares of SPAC Ordinary Shares and shall otherwise be amended in accordance with the provisions of the A&R Warrant Agreement to (among other things) comply with all applicable Laws. At or prior to the Merger Effective Time, PubCo shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the PubCo Warrants remain outstanding, a sufficient number of PubCo Ordinary Shares for delivery upon the exercise of such PubCo Warrants.

(f) SPAC Rights. Each SPAC Right issued and outstanding immediately prior to the Merger Effective Time, shall be automatically converted into the right to receive one-tenth (1/10) of one PubCo Ordinary Share, following which all SPAC Rights shall cease to be outstanding and shall automatically be canceled and shall cease to exist. At or prior to the Merger Effective Time, PubCo shall have taken all corporate action necessary for issuance of the PubCo Ordinary Shares to the holder of the SPAC Rights at the Merger Closing.

(g) Transfers of Ownership. If any certificate representing securities of SPAC is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to SPAC or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of SPAC in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of PubCo or any agent designated by it that such Tax has been paid or is not payable.

(h) Surrender of SPAC Certificates. PubCo Securities issued upon the surrender of SPAC Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities.

(i) Lost, Stolen or Destroyed SPAC Certificates. In the event any certificates shall have been lost, stolen or destroyed, PubCo shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such PubCo Securities, as may be required pursuant to this Section 3.4(i); provided, however, that PubCo may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to agree to indemnify PubCo and the Surviving Company with respect to the certificates alleged to have been lost, stolen or destroyed.

(j) Redeeming SPAC Shares. Each Redeeming SPAC Share issued and outstanding immediately prior to the Merger Effective Time shall automatically be cancelled and cease to exist and shall thereafter represent only the right to be paid the SPAC Redemption Price.

(k) Merger Sub Share. The only one (1) issued ordinary share of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into the only one (1) issued ordinary share of the Surviving Company held by PubCo, with the same rights, powers and privileges as such share so converted and shall constitute the only one (1) issued share of the Surviving Company.

Section 3.5. Governing Documents of Surviving Company. At the Merger Effective Time, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be deemed and read as the memorandum and articles of the Surviving Company until the same may be thereafter further amended and/or restated in accordance with their terms and the Cayman Companies Act.

Section 3.6. Directors and Officers of the Surviving Company. At the Merger Effective Time, the board of directors and executive officers of Merger Sub immediately prior to the Merger Effective Time shall become the board of directors and executive officers of the Surviving Company, each to hold office in accordance with the memorandum and articles of association of the Surviving Company until their respective successors are duly elected or appointed and qualified.

Section 3.7. Directors and Officers of PubCo. Upon and immediately following the Merger Effective Time, PubCo’s board of directors shall consist of up to seven (7) directors, the majority of whom shall be independent directors under the rules of the Nasdaq Stock Market LLC. Immediately prior to the Merger Effective Time, PubCo shall cause its board of directors to appoint the executive officers of PubCo, whom shall be designated by PubCo’s board of directors in its sole discretion.

Section 3.8. Transaction Expense Statements. Subject to the occurrence of the Pre-Merger Reorganization, at or immediately after the Merger Closing, PubCo shall pay or cause to be paid by wire transfer of immediately available funds (or through payment from cash available in the Trust Account pursuant to Section 9.1), (a) all accrued and unpaid SPAC Transaction Expenses as set forth on a written statement (the “SPAC Transaction Expense Statement”) to be delivered to the Group Companies by or on behalf of SPAC not less than two (2) Business Days prior to the Merger Closing Date, and (b) any accrued and unpaid Group Company Transaction Expenses specified by the Group Companies on a written statement (the “Group Company Transaction Expense Statement”, and collectively with the SPAC Transaction Expense Statement, the “Transaction Expense Statements”) to be delivered to SPAC by or on behalf of the Group Companies not less than two (2) Business Days prior to the Merger Closing Date, which shall include, in each case of clauses (a) and (b), the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing. Each of the Group Companies and SPAC shall provide the other party and its Representatives with reasonable access to (i) the supporting documentation used by the Group Companies or SPAC, as applicable, in the preparation of the applicable Transaction Expense Statement and (ii) the Group Companies’ Representatives or SPAC’s Representatives, in each case as reasonably requested by SPAC or the Group Companies (as applicable) in connection with SPAC’s or the Group Companies’ review of the applicable Transaction Expense Statement. Prior to the Merger Closing Date, the Group Companies and SPAC shall consider in good faith any reasonable comments of SPAC or the Group Companies to the other party’s Transaction Expense Statement. If the Group Companies and SPAC agree to make any modification to any Transaction Expense Statement, then such Transaction Expense Statement as so agreed by the Group Companies and SPAC to be modified shall be deemed to be the Transaction Expense Statement for purposes of determining the amounts that PubCo shall pay or cause to be paid at or immediately after the Merger Closing pursuant to this Section 3.8. Notwithstanding anything to the contrary, subject to Section 4.9 (Shortfalls) of the Sponsor Support Agreement, the SPAC Transaction Expenses to be paid by or on behalf of PubCo pursuant to this Section 3.8 shall not exceed US$2,500,000, and the Group Company Transaction Expenses to be paid by or on behalf of PubCo shall not exceed US$8,000,000; provided that any SPAC Transaction Expense in excess of $300,000 shall be agreed to by the Group Companies and SPAC in advance.

Article IV

EARNOUT SHARES

Section 4.1. Earnout Shares. Subject to the terms and conditions of this Agreement, at or prior to the Merger Closing, PubCo shall cause Seller to deposit the Earnout Shares into the Earnout Escrow Account (as defined below) to be released to the Seller or surrendered by the Seller to PubCo for forfeiture and cancellation subject to the surrender provisions set forth on Annex I hereto.

Section 4.2. Earnout Escrow. At or prior to the Merger Closing, PubCo, SPAC, the Seller and an escrow agent reasonably acceptable to PubCo and SPAC (the “Escrow Agent”), shall enter into an escrow agreement, effective as of the Merger Effective Time (the “Escrow Agreement”), pursuant to which, at the Merger Closing, the Seller shall deposit with the Escrow Agent the Earnout Shares in a segregated escrow account (the “Earnout Escrow Account”) to be disbursed therefrom in accordance with the terms of this Agreement and the Escrow Agreement. The Earnout Shares will remain as issued and outstanding on PubCo’s balance sheet and will be legally outstanding under the Cayman Companies Act. Any dividends, distributions or other income paid on or otherwise accruing to the Earnout Shares shall be distributed by the Escrow Agent for payment to the Seller on a current basis. While the Earnout Shares are held in the Earnout Escrow Account, the Seller shall be entitled to vote all Earnout Shares. Within five (5) Business Days from the filing of an annual report on Form 20-F by PubCo with the SEC containing an audit report issued by the independent auditor of PubCo for the audited financial statements of PubCo for the fiscal year ending December 31, 2024 (the “Earnout Period”) prepared in accordance with GAAP (the “PubCo 2024 Audited Financials”), PubCo shall instruct the Escrow Agent to irrevocably and unconditionally release the vested portion of Earnout Shares from the Earnout Escrow Account to the Seller in accordance with the terms of this Agreement and the Escrow Agreement. If a portion of the Earnout Shares does not become vested pursuant to the terms of this Agreement, the Seller shall execute the Irrevocable Surrender of Shares in substantially the form attached hereto as Exhibit I with respect to such unvested portion of the Earnout Shares, and surrender such portion of the Earnout Shares to PubCo without consideration. PubCo shall instruct the Escrow Agent to irrevocably and unconditionally release the surrendered portion of the Earnout Shares from the Earnout Escrow Account to PubCo, and PubCo shall cancel such surrendered portion of the Earnout Shares. Earnout Shares that are surrendered for cancellation shall cease to be outstanding and shall automatically be cancelled and cease to exist as a matter of Cayman Islands law. Notwithstanding anything to the contrary in the foregoing of this Article IV, if the surrender of the unvested portion of the Earnout Shares by the Seller would cause adverse Tax consequence to the Seller, PubCo shall, upon the Seller’s request, cooperate with the Seller in good faith for the Seller to deliver such unvested portion of the Earnout Shares to PubCo at no consideration or nominal consideration through an alternative method that would not cause adverse Tax consequence to the Seller.

Article V

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each of the Shareholders, severally and not jointly, represents and warrants to SPAC as of the date hereof and as of the Merger Closing as follows:

Section 5.1. Organization and Standing. Each Shareholder is an entity duly organized, validly existing and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of the jurisdiction of its formation and has all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 5.2. Due Authorization. Each Shareholder has, or will have all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party to consummate the Transactions and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which such Shareholder is a party and the consummation of the Transactions have been duly and validly authorized and approved by the board of directors or similar governing body of such Shareholder, and no other company or corporate proceeding on the part of such Shareholder is necessary to authorize this Agreement and the other Transaction Documents to which such Shareholder is a party. This Agreement has been, and on or prior to the Merger Closing, the other Transaction Documents to which such Shareholder is a party will be, duly and validly executed and delivered by such Shareholder and this Agreement constitutes, and on or prior to the Merger Closing, the other Transaction Documents to which such Shareholder is a party will constitute, a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 5.3. Ownership. (a) Until the SinCo Acquisition, VSUN owns good, valid and marketable title to all issued and outstanding capital shares of the Company, free and clear of any and all Liens, (b) until the Share Exchange Closing, Fuji Solar is the sole legal and beneficial owner of the SinCo Sale Share, free and clear of any and all Liens (other than those imposed by applicable Laws and the Transaction Documents), and (c) until the Merger Closing, Fuji Solar owns good, valid and marketable title to all issued and outstanding capital shares of PubCo. There are no proxies, voting rights, shareholders’ agreements or other agreements or understandings, to which such Shareholder is a party or by which such Shareholder is bound, with respect to the voting or transfer of any of such Shareholder’s capital shares in each of the Company, SinCo and PubCo, as applicable, other than those contemplated under the Transaction Documents. (i) Upon delivery of capital shares of the Company by VSUN to SinCo in accordance with this Agreement and after SinCo is recorded as the sole owner of the Company in the enterprise registration certificate and investment registration certificate of the Company, the entire legal and beneficial interest in the Company and good, valid and marketable title to all issued and outstanding capital shares of the Company, free and clear of all Liens (other than those imposed by applicable Laws or the Transaction Documents), will pass to SinCo, and (ii) upon delivery of SinCo Sale Share by Fuji Solar to PubCo in accordance with this Agreement, the entire legal and beneficial interest in SinCo will pass to PubCo, free and clear of all Liens (other than those imposed by applicable Laws or the Transaction Documents).

Section 5.4. No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Schedule 5.4, the execution and delivery by each Shareholder of this Agreement and the Transaction Documents to which such Shareholder is a party and the consummation of the Transactions do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of such Shareholder (if any), or (b) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to such Shareholder, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Material Contract under which such Shareholder is a party, except, in the case of clauses (a) through (c), to the extent that the occurrence of the foregoing would not, individually or in the aggregate have, or reasonably be expected to have, a material adverse effect on the ability of such Shareholder to enter into and perform its obligations under this Agreement and the Transaction Documents.

Section 5.5. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Group Companies and SPAC contained in this Agreement, no Governmental Authorization is required on the part of each Shareholder with respect to such Shareholder’s execution or delivery of this Agreement or the consummation by such Shareholder of the Transactions, except for any consents, approvals, authorizations, designations, declarations, waivers or filings (a) specified in this Agreement, or (b) the absence of which would not, individually or in the aggregate have, or reasonably be expected to have, a material adverse effect on such Shareholder to enter into and perform its obligations under this Agreement.

Section 5.6. Litigation. There have been, and are, no claims, suits, actions or proceedings pending or, to the knowledge of each Shareholder, threatened against such Shareholder which in any manner seek to restrain, enjoin, prohibit, make illegal, or materially delay the Transactions or the performance by such Shareholder of its obligations under this Agreement or, when executed, any ancillary agreement to which such Shareholder is a party.

Section 5.7. No Additional Representations or Warranties. Except as provided in this Article V and Section 13.1, no Shareholder, nor any of their respective directors, commissioners, managers, officers, employees, equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to SPAC or their respective Affiliates.

Article VI

REPRESENTATIONS AND WARRANTIES OF THE GROUP COMPANIES

Except (a) as set forth in the disclosure letter delivered to SPAC by the Group Companies on the date of this Agreement (as may be updated pursuant to Section 8.6, the “Group Companies Disclosure Letter”) (each section of the Group Companies Disclosure Letter, subject to Section 13.9, qualifies the correspondingly numbered and lettered representations and warranties in this Article VI) and (b) as otherwise explicitly contemplated by this Agreement, the other Transaction Documents or in connection with the Transactions, each Group Company represents and warrants to SPAC, severally and jointly, as of the date hereof and as of the Merger Closing as follows:

Section 6.1. Company Organization. Each Group Company has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of each Group Company, as amended to the date of this Agreement and as previously made available by or on behalf of such company to SPAC, are true, correct and complete. Each Group Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where failure to be so licensed or qualified would not have a Group Company Material Adverse Effect.

Section 6.2. Due Authorization.

(a) Each Group Company has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and (subject to the approvals described in Article II and Section 6.4) to consummate the Transactions and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which any Group Company is a party contemplated hereby and the consummation of the Transactions have been duly and validly authorized and approved by the board of directors or similar governing body of such Group Company, and other than the approvals specified in this Agreement and the relevant Transaction Documents, no other company or corporate proceeding on the part of such Group Company is necessary to authorize this Agreement and the other Transaction Documents to which such Group Company is a party. This Agreement has been, and on or prior to the Merger Closing, the other Transaction Documents to which any Group Company is a party contemplated hereby will be, duly and validly executed and delivered by such Group Company and this Agreement constitutes, and on or prior to the Merger Closing, the other Transaction Documents to which such Group Company is a party will constitute, a legal, valid and binding obligation of such Group Company, enforceable against such Group Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) On or prior to the date of this Agreement, the competent corporate body of each Group Company has duly adopted or passed resolutions (i) determining that this Agreement and the other Transaction Documents to which such Group Company is a party and the Transactions are advisable and fair to, and in the best interests of, such Group Company and its shareholders, as applicable, and (ii) authorizing and approving the execution, delivery and performance by such Group Company of this Agreement and the other Transaction Documents to which such Group Company is a party and the Transactions. No other corporate action is required on the part of any Group Company or any of its shareholders to enter into this Agreement or the Transaction Documents to which such Group Company is a party or to approve the Transactions, other than the approvals specified in this Agreement.

Section 6.3. No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 6.4, the execution and delivery by each Group Company of this Agreement and the other Transaction Documents to which such Group Company is a party and the consummation of the Transactions do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of such Group Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to such Group Company, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) under any Material Contract to which such Group Company is a party or by which such Group Company may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of such Group Company, except, in the case of clauses (b) through (d), for any such conflict, violation, breach, default, loss, right or other occurrence which would not have a Group Company Material Adverse Effect.

Section 6.4. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Shareholders and SPAC contained in this Agreement, no Governmental Authorization is required on the part of each Group Company with respect to such Group Company’s execution or delivery of this Agreement or the consummation by such Group Company of the Transactions, except for any consents, approvals, authorizations, designations, declarations, waivers or filings (a) provided in this Agreement or (b) the absence of which would not, individually or in the aggregate, have a Group Company Material Adverse Effect.

Section 6.5. Capitalization of Group Company.

(a) As of the date of this Agreement, (i) the issued and outstanding charter capital of the Company is US$50 million equivalent to VND1,150 billion, (ii) the issued and paid-up share capital of SinCo consists of one (1) ordinary share at SGD1.00, (iii) the issued and outstanding share capital of PubCo consists of 10,000 ordinary shares of par value of US$0.0001 per share, and, (iv) the issued and outstanding share capital of Merger Sub consists of one (1) ordinary share of par value of US$1.00 per share. Set forth in Section 6.5 of the Group Companies Disclosure Letter is a true, correct and complete list of each legal owner of capital shares or other Equity Securities of each Group Company and the number of capital shares or other Equity Securities of each Group Company held by each such holder as of the date hereof. Except as set forth in Section 6.5(a) of the Group Companies Disclosure Letter, as of the date hereof there are no other capital shares or other Equity Securities of each Group Company authorized, reserved for issuance, issued or outstanding. All of the issued and outstanding capital shares or other Equity Securities of each Group Company (x) have been duly authorized and validly issued and allotted and are fully paid; (y) have been offered, sold, transferred and issued in compliance with applicable Law; and (z) are free and clear of any Liens (other than those imposed by applicable Laws or the Transaction Documents).

(b) Except as set forth in Section 6.5(b) of the Group Companies Disclosure Letter, each Group Company has not issued, granted, and is not otherwise bound by or subject to any outstanding subscriptions, options, warrants, rights or other securities (including debt securities) convertible, exercisable or exchangeable for capital shares of such Group Company, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional capital shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of capital shares or other equity interests of such Group Company or the value of which is determined by reference to capital shares or other equity interests of such Group Company, and there are no voting trusts, proxies or agreements of any kind which may obligate such Group Company to issue, purchase, register for sale, redeem or otherwise acquire any capital shares or other equity interests.

Section 6.6. Statutory Registers. All registers, statutory books, books of account and other corporate records of each Group Company are maintained in accordance with applicable Law on a proper and consistent basis, contain complete and accurate records of all material matters required to be dealt with in such books and records.

Section 6.7. Financial Statements; Internal Controls.

(a) Attached as Schedule 6.7(a) of the Group Companies Disclosure Letter are: true, fair and complete copies of the unaudited consolidated balance sheet of the Company, and the related statement of operations and statement of cash flows as of December 31, 2022 and for the period from November 3, 2022 (the inception) through December 31, 2022 (the “Interim Statements Date” and such financial statements, the “Interim Financial Statements”).

(b) The Interim Financial Statements (i) fairly present in all material respects the financial position of the Company as at Interim Statements Date, and the results of operations and consolidated cash flows for the period ended on the Interim Statements Date, and (ii) were prepared in conformity with GAAP applied on a consistent basis (except for the absence of footnotes and other presentation items for normal year-end adjustments). The Audited Financial Statements when delivered (i) shall fairly present in all material respects the financial position of the Company as at the date thereof, and the results of operations and consolidated cash flows for the respective period then ended, and (ii) were prepared in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), and (iii) in the case of the PCAOB Financial Statements when delivered by the Company and the PCAOB Consolidated Financial Statements when delivered by PubCo for inclusion in the Proxy/Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 8.3, will comply in all material respects with the applicable accounting requirements (including the standards of the PCAOB) and the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c) With respect to the Company, no director or officer of it nor, to the knowledge of the Company, any independent auditor of it has, since its inception date, identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) to the knowledge of the Company, any claim or allegation regarding any of the foregoing.

(d) With respect to the Company, since its inception date, it has maintained a system of internal accounting controls which is reasonably sufficient to provide, in all material respects, reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The books and records of each of the Company have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

Section 6.8. Undisclosed Liabilities. As of the date of, except as set forth on the Interim Financial Statements, and when Audited Financial Statements are delivered to SPAC, except as set forth on the Audited Financial Statements, there has been no liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts (including Indebtedness), obligations, claims or judgments (a) reflected or reserved for on the Interim Financial Statements or the Audited Financial Statements, or disclosed in the notes thereto, as applicable, (b) that have arisen since the date of the most recent statement of financial position included in the Interim Financial Statements or in the Audited Financial Statement, in the ordinary course of business and consistent with past practice of the Company, (c) incurred or arising under or in connection with the Transactions, including expenses related thereof, (d) that will be discharged or paid off prior to or at the Merger Closing, or (e) that would not, individually or in the aggregate, reasonably be expected to be material to the business of the Group Companies (taken as a whole).

Section 6.9. Litigation and Proceedings. Except as set forth on Section 6.9 of the Group Companies Disclosure Letter, (i)(a) there are no pending or, to the knowledge of any Group Company, threatened Actions, against such Group Company or their respective properties or assets; and (b) since November 3, 2022, no Governmental Order has been imposed on any Group Company; (ii) since November 3, 2022, none of the businesses, properties or assets of any Group Company has been bound or subject to any Governmental Order, except, in each case of (i) and (ii), as would not, individually or in the aggregate, be or reasonably be expected to be material to the business of the Group Companies (taken as a whole).

Section 6.10. Legal Compliance.

(a) Except for such noncompliance which would not have a Group Company Material Adverse Effect, each Group Company is currently, or has been since November 3, 2022, in compliance with all applicable Laws.

(b) Since November 3, 2022, each Group Company has not received any written notice of, or been charged with, the violation of any Laws, except where such violation which would not have a Group Company Material Adverse Effect.

(c) Each Group Company maintains adequate programs, procedures or policies to prevent, detect, and deter, in all material respects violations of applicable Law by the directors, officers, employees or Representatives or other Persons of such Group Company.

Section 6.11. Contracts; No Defaults.

(a) True, correct and complete copies of the Contracts (A) described in clauses (i) through (xv) below (other than the Group Company Benefit Plan) and (B) to which any Group Company is a party or by which they are bound have been delivered to or made available to SPAC or its Representatives, together with all amendments thereto (collectively, the “Material Contracts”). Section 6.11(a) of the Group Companies Disclosure Letter sets forth the list of such Material Contracts.

(i) Each Contract involving outstanding obligations (contingent or otherwise), payments or revenues in excess of $4,000,000 in the last twelve (12) months prior to the date of this Agreement or expected obligations (contingent or otherwise), payments or revenues in excess of $4,000,000 in the next twelve (12) months after the date of this Agreement;

(ii) Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by, or other Indebtedness of, such Group Company, including any other agreement or commitment for future loans, credit or financing, in each case, with an outstanding obligation in excess of $500,000;

(iii) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of such Group Company in the last twelve (12) months, in each case, involving payments in excess of $500,000 other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing, or (B) solely between such Group Company and its Subsidiaries;

(iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $100,000 in any calendar year;

(v) Each Contract involving the formation, establishment, contribution to, or operation of a (A) partnership, (B) corporation, limited liability company or other entity, or (C) joint venture, alliance or similar entity, or involving a sharing of profits or losses (including joint development and joint marketing Contracts), or any investment in, loan to or acquisition or sale of the Equity Securities or assets of any Person involving payments of an amount higher than $500,000;

(vi) Contracts between such Group Company, on the one hand, and any Group Company Related Party, on the other hand (collectively, “Related Party Agreements”), since November 3, 2022, other than (i) Contracts with respect to a Group Company Related Party’s employment or other similar engagement and confidentiality agreements, and (ii) end-user, consumer, client or customer agreements entered into on an arm’s length basis, or (iii) other agreements of a similar nature, in each case with such Group Company entered into in the ordinary course of business consistent with past practice;

(vii) Contracts with each current or former executive officer, director or executive level employee of such Group Company since November 3, 2022;

(viii) Contracts that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the Transactions;

(ix) Contracts containing covenants of such Group Company (A) prohibiting or limiting the right of such Group Company to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the ability of such Group Company to conduct their business in any geographic area in any material respect;

(x) Each Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue, but not including non-disclosure agreements, contractor services agreements, consulting services agreements, incidental trademark licenses incident to marketing, printing or advertising Contracts) pursuant to which such Group Company (A) grants to a third Person the exclusive right to use Owned Intellectual Property that is material to the business of such Group Company or the Group Companies (taken as a whole), or (B) is granted by a third Person the right to use Intellectual Property that is material to the business of such Group Company or the Group Companies (taken as a whole) (other than Contracts granting nonexclusive rights to use commercially available software and Open Source Licenses) (collectively, the Contracts within the scope of this clause (B), the “Material In-Licenses”);

(xi) Each Contract requiring capital expenditures by such Group Company after the date of this Agreement in an amount in excess of $10,000,000 in any calendar year;

(xii) Any Contract that grants to any third Person any “most favored nation rights”;

(xiii) Contracts granting to any Person (other than such Group Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in such Group Company;

(xiv) Contracts in connection with the waiver, compromise, or settlement of any dispute, claim, litigation or arbitration involving an Action, claim or proceeding in an amount higher than $200,000; and

(xv) Contracts with a Governmental Authority in each case involving payments of an amount higher than $200,000.

(b) Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Merger Closing Date, all of the Material Contracts are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of each relevant Group Company or each relevant Subsidiary of such Group Company and, to the knowledge of such Group Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not have a Group Company Material Adverse Effect, (x) to the extent applicable to the relevant Group Company which has entered into Material Contract(s), such Group Company has performed in all respects all respective obligations required to be performed by it to date under the Material Contracts and neither such Group Company, nor, to the knowledge of such Group Company, any other party thereto is in breach of or default under the Material Contracts, (y) during the last twelve (12) months, such Group Company has not received any written claim or written notice of termination or breach of or default under any Material Contract, and (z) to the knowledge of such Group Company, no event has occurred which individually or together with other events, has or would reasonably be expected to result in a breach of or a default under any Material Contract by that Group Company or, to the knowledge of such Group Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 6.12. Group Company Benefit Plans.

(a) Section 6.12(a) of the Group Companies Disclosure Letter sets forth a complete list, as of the date hereof, of each material Group Company Benefit Plan. With respect to each material Group Company Benefit Plan, the Company has made available to SPAC or its Representatives, to the extent applicable, true, complete and correct copies of such Group Company Benefit Plan (or, if not in writing, a written summary of its material terms) and, as applicable, all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments or material modifications thereto.

(b) Except as set forth on Section 6.12(b) of the Group Companies Disclosure Letter, each Group Company Benefit Plan has been established, operated, funded, maintained and administered in compliance with its terms and all applicable Laws, except where failure to comply would not have a Group Company Material Adverse Effect.

Section 6.13. Labor Relations; Employees.

(a) Except as set forth on Section 6.13(a) of the Group Companies Disclosure Letter, (i) each Group Company and its Subsidiaries are not parties to or bound by any collective bargaining agreement or any similar agreement, (ii) no such agreement is being negotiated by such Group Company, and (iii) no labor union or any other employee representative body has requested or, to the knowledge of such Group Company, has sought to represent any of the employees of such Group Company in the past twelve (12) months. In the past twelve (12) months, to the knowledge of each Group Company, there has been no labor organization activity involving any employees of such Group Company and there has been no actual or, to the knowledge of such Group Company, threatened strike, slowdown, work stoppage, lockout or other labor dispute against or affecting such Group Company, in each case except as would not be or reasonably be expected to be, individually or in the aggregate, material to the business of the Group Companies (taken as a whole).

(b) Each Group Company is, and has been for the past twelve (12) months, in compliance with all applicable Laws respecting labor and employment including, child labor, immigration, employment discrimination, disability rights or benefits, workers’ compensation, labor relations, employee leave issues, unemployment insurance and contributions required to be made with respect to any statutory plan, program, practice or arrangement that is required under applicable Law and maintained by any Governmental Authority, except where the failure to comply would not, individually or in the aggregate, have a Group Company Material Adverse Effect.

(c) Except where it would not, individually or in the aggregate, have a Group Company Material Adverse Effect, in the past twelve (12) months, each Group Company has not received written (i) notice of any unfair labor practice charge or material complaint pending or threatened before any applicable Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other material complaints, grievances or arbitration procedures against them, (iii) notice of any material charge or complaint with respect to or relating to them pending before any applicable Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities or any applicant for employment alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(d) To the knowledge of each Group Company, no present or former employee, worker or independent contractor of such Group Company is in material violation of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to such Group Company or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to such Group Company or (B) the knowledge or use of trade secrets or proprietary information, in each case except as would not be or reasonably be expected to be, individually or in the aggregate, material to the business of the Group Companies (taken as a whole).

(e) Each Group Company is not a party to any settlement agreement with a current or former officer, employee or independent contractor of such Group Company that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either (i) an officer of such Group Company or (ii) an employee of such Group Company at the level of Director (for the avoidance of doubt, such title does not refer to a member of the board of directors) or above. To the knowledge of each Group Company, in the last twelve (12) months, no allegations of sexual harassment, sexual misconduct or discrimination have been made against (i) an officer of such Group Company or (ii) an employee of such Group Company at the level of Director (for the avoidance of doubt, such title does not refer to a member of the board of directors) or above, in each case except as would not have a Group Company Material Adverse Effect.

Section 6.14. Taxes.

Except as would not have a Group Company Material Adverse Effect:

(a) All material Tax Returns required to be filed by or with respect to each Group Company have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects, and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid.

(b) Each Group Company has withheld from amounts owing to any employee, creditor or other Person all material Taxes required by applicable Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c) There are no Liens for any material Taxes (other than Permitted Liens) upon the property or assets of any Group Company.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted in writing or assessed by any Governmental Authority against any Group Company that remains unresolved or unpaid.

(e) There is no material Tax audit or other examination of any Group Company presently in progress with respect to any material Taxes, nor has any Group Company been notified in writing of any request or threat for such an audit or other examination, and there are no waivers, extensions or written requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of any Group Company.

(f) Each Group Company has not made a request for or entered into a closing agreement, private letter ruling, advance tax ruling or similar agreement with any Governmental Authority with respect to Taxes. Each Group Company has not made a change of any method of accounting with respect to any Taxes.

(g) Each Group Company is not a party to any Tax indemnification or Tax sharing or similar Tax agreement (other than any such agreement solely between such Group Company and its Subsidiaries and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(h) Each Group Company (i) is not liable for Taxes of any other Person (other than such Group Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes), and (ii) has never been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is PubCo or any of its Subsidiaries.

(i) Within the past three (3) years, no written claim has been made by any Governmental Authority where any Group Company does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(j) Each Group Company has not participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(k) Immediately following the Merger Closing, PubCo will not be treated as an “investment company” within the meaning of Section 351(e)(1) of the Code.

(l) Except as contemplated by this Agreement and the Transactions, no Group Company has taken any action or agreed to take any action, nor to the knowledge of any Group Company are there any facts or circumstances, that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 6.15. Insurance. Section 6.15 of the Group Companies Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, each Group Company as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to SPAC or its Representatives. All such policies are in full force and effect, all premiums due have been paid, and no written notice of cancellation or termination has been received by such Group Company with respect to any such policy. Except as disclosed on Section 6.15 of the Group Companies Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last twelve (12) months.

Section 6.16. Licenses. Each Group Company has obtained, and maintains, all of the material Licenses required to permit such Group Company to acquire, own, operate, use and maintain their assets substantially in the manner in which they are now operated and maintained and to conduct the business of such Group Company as currently conducted in all material respects. Each material License held by each Group Company is in full force and effect. Each Group Company (a) is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation), in all material respects, of any term, condition or provision of any material License to which it is a party, (b) is not and has not been the subject of any pending or threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any material License; and (c) has not received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, or not renew any such material License, except to the extent such material License may be amended, replaced, or reissued as a result of and as necessary to reflect the Transactions, or as otherwise disclosed in Section 6.16 of the Group Companies Disclosure Letter. Section 6.16 of the Group Companies Disclosure Letter sets forth a true, correct and complete list of all material Licenses held by each Group Company.

Section 6.17. Equipment and Other Tangible Property. Each Group Company owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other material tangible property reflected on the books of such Group Company as owned by such Group Company, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of each Group Company is, to the knowledge of such Group Company, structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use, in all material respects.

Section 6.18. Real Property. Section 6.18 of the Group Companies Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of (w) the street address of each parcel of Leased Real Property, (x) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property, and (y) the term and rental payment amounts pertaining to each such parcel of Leased Real Property. None of the Group Companies owns any real property. Except as would not have a Group Company Material Adverse Effect, with respect to each parcel of Leased Real Property:

(a) Each Group Company holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(b) Each Group Company has delivered to SPAC true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to such Group Company, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases has been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to SPAC.

(c) Each Group Company’s possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed and, to the knowledge of such Group Company, there are no material disputes with respect to such Real Property Leases.

(d) To the knowledge of each Group Company, no party, other than such Group Company or its Affiliates, has any right to use or occupy the Leased Real Property or any portion thereof.

(e) Each Group Company has not received written notice of any condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property. No material defaults by (A) any Group Company or (B) to the knowledge of such Group Company, any landlord or sub-landlord, as applicable, presently exists under any Real Property Lease.

Section 6.19. Intellectual Property.

(a) Section 6.19(a) of the Group Companies Disclosure Letter lists each item of material Owned Intellectual Property that is registered or applied-for and pending with a Governmental Authority by a Group Company as of the date of this Agreement (“Company Registered Intellectual Property”). A Group Company is the sole and exclusive beneficial and record owner of all of the items of Company Registered Intellectual Property, and, to the knowledge of such Group Company, all such Company Registered Intellectual Property is subsisting and is valid and enforceable.

(b) Except as would not have a Group Company Material Adverse Effect, each Group Company owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property reasonably necessary or material for the continued conduct of the business of such Group Company in substantially the same manner as such business has been operated during the twelve (12) months prior to the date hereof.

(c) In respect of any Material In-Licenses granting any Group Company the right to use any Intellectual Property reasonably necessary for the continued conduct of the business of such Group Company in substantially the same manner as such business has been operated during the twelve (12) months prior to the date hereof (including all amendments, novations, supplements or replacements to such Material In-Licenses), to the knowledge of such Group Company: (i) such Material In-Licenses are in full force and effect, with no termination notice having been received by such Group Company thereunder; (ii) to the knowledge of such Group Company, no circumstances exist or have existed which entitle the licensor party to terminate or vary such Material In-Licenses; and (iii) the material obligations of such Group Company under such Material In-Licenses have been complied with; in each case except as would not have a Group Company Material Adverse Effect.

(d) Each Group Company has not, within the twelve (12) months prior to the date hereof, infringed upon, misappropriated or otherwise violated and, as of the date of this Agreement, are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person, and there is no action pending to which such Group Company is a named party, or as to which such Group Company has received a threat in writing, alleging the infringement, misappropriation or other violation by such Group Company of any Intellectual Property of any third Person, in each case except as would not have a Group Company Material Adverse Effect.

(e) Except as set forth on Section 6.19(e) of the Group Companies Disclosure Letter or except as would not have a Group Company Material Adverse Effect, to the knowledge of each or except as would not have a Group Company Material Adverse Effect, to the knowledge of each Group Company (i) no Person is infringing upon, misappropriating or otherwise violating any material Owned Intellectual Property of such Group Company in any material respect, and (ii) such Group Company has not sent to any Person within the last twelve (12) months any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement or violation by or misappropriation of any Owned Intellectual Property of such Group Company.

(f) Each Group Company has taken commercially reasonable measures to protect the confidentiality of trade secrets and other confidential information included in their Owned Intellectual Property that are material to the business of the Group Companies (taken as a whole). To the knowledge of each Group Company, there has not been any unauthorized disclosure of or unauthorized access to any material trade secrets or other material confidential information of such Group Company to or by any Person in a manner that has resulted or may result in the misappropriation of, or loss of trade secret or other rights in and to such information, except as would not have a Group Company Material Adverse Effect.

(g) Except as would not have a Group Company Material Adverse Effect, no government funding, nor any facilities of a university, college, other educational institution or research center, was used in the development of the material Owned Intellectual Property of any Group Company and used in connection with its business.

(h) Except as would not have a Group Company Material Adverse Effect, with respect to the software under the exclusive control of a Group Company, to the knowledge of such Group Company, no such software contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any software or any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other software or information or data (or any parts thereof) of such Group Company or customers of such Group Company.

(i) Except as would not have a Group Company Material Adverse Effect, the use and distribution by each Group Company of (i) software developed by or on behalf of such Group Company, and (ii) Open Source Materials, is, to the knowledge of such Group Company, in material compliance with all Open Source Licenses applicable thereto. Except as would not have a Group Company Material Adverse Effect, each Group Company has not used any Open Source Materials in a manner that requires any material software or Intellectual Property owned by such Group Company to be subject to Copyleft Licenses.

Section 6.20. Privacy and Cybersecurity.

(a) Except as would not have a Group Company Material Adverse Effect, each Group Company maintains and is in compliance with, and during the last twelve (12) months has maintained and been in compliance with, (i) all applicable Laws relating to the privacy and/or security of personal information in the possession or control of such Group Company, (ii) the contractual obligations concerning cybersecurity, data security and the security of the information technology systems of such Group Company. There are no material Actions by any Person (including any Governmental Authority) pending to which any Group Company is a named party, or as to which such Group Company has received a threat in writing, alleging a violation of any third Person’s privacy or personal information rights.

(b) During the last twelve (12) months (i) there have been, no material breaches of the security of the information technology systems under the exclusive control of any Group Company, and (ii) there have been no disruptions in any such information technology systems that materially adversely affected the business or operations of such Group Company. Each Group Company takes commercially reasonable and legally compliant measures designed to protect confidential, sensitive or personally identifiable information in its possession or control against unauthorized access, use, modification, disclosure or other misuse. To the knowledge of each Group Company, such Group Company has not (A) experienced any incident in which such information was stolen or improperly accessed, including in connection with a breach of security, or (B) received any written notice or complaint from any Person with respect to any of the foregoing, nor to the knowledge of such Group Company has any such notice or complaint been threatened in writing against such Group Company.

Section 6.21. Environmental Matters. Each Group Company is and, except for matters which have been fully resolved, has been in material compliance with all Environmental Laws and such Group Company is not subject to any current Governmental Order relating to any material non-compliance with Environmental Laws, in each case except as would not have a Group Company Material Adverse Effect. There has been no material release of any Hazardous Materials by any Group Company at, in, on or under any Leased Real Property. No material Action is pending or, to the knowledge of any Group Company, threatened with respect to the compliance with or liability under Environmental Laws by such Group Company, and, to the knowledge of such Group Company, there are no facts or circumstances which could reasonably be expected to form the basis of such an Action.

Section 6.22. Absence of Changes. Since the date of the most recent statement of financial position included in the Interim Financial Statements to the date hereof, (i) there has not been any Group Company Material Adverse Effect; and (ii) except as set forth in Section 6.22 of the Group Companies Disclosure Letter, each Group Company has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.

Section 6.23. Anti-Corruption Compliance.

(a) Each Group Company, and to the knowledge of such Group Company, each of its directors, officers, employees, Representatives have not, in the past twelve (12) months (i) made any bribe, influence payment, kickback, payoff, benefits or any other type of payment that would be unlawful under any applicable Anti-Bribery Law; or (ii) offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any Person for the purpose of (A) influencing any act or decision of any Government Official in his official capacity, (B) inducing a Government Official to do or omit to do any act in relation to his lawful duty, (C) inducing a Government Official to influence or affect any act, decision or omission of any Governmental Authority, or (D) assisting such Group Company in obtaining or retaining business for or with, or in directing business to, any Person.

(b) Each Group Company has instituted and maintain policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c) As of the date hereof, to the knowledge of each Group Company, there are no current or pending internal investigations, or third-party investigations (including by any Governmental Authority), or internal or external audits, that address any material allegations or information concerning possible material violations of the applicable Anti-Bribery Laws related to such Group Company.

Section 6.24. Anti-Money Laundering, Sanctions and International Trade Compliance.

(a) Each Group Company, and to the knowledge of such Group Company, each of its directors, officers, employees, Representatives (i) are, and have been for the past twelve (12) months, in compliance with all applicable Anti-Money Laundering Laws, Sanctions, and International Trade Laws, and (ii) have obtained all required and material licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for all activities and transactions, including for the import, export, re-export, deemed export, deemed reexport, or transfer required under the International Trade Laws and Sanctions and the provision of financial services required under Anti-Money Laundering Laws. There are and have for the past twelve (12) months been no pending or, to the knowledge of any Group Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Actions against such Group Company related to any Anti-Money Laundering Laws, Sanctions, or International Trade Laws.

(b) Each Group Company, and to the knowledge of such Group Company, each of its directors, officers, employees, (i) have not been during the past twelve (12) months a Sanctioned Person or a Restricted Person, and (ii) have not transacted business directly or indirectly with any Sanctioned Person or Restricted Person or with or in any Sanctioned Jurisdiction, in each case in violation of applicable Sanctions or International Trade Laws.

(c) Each Group Company has in place written policies, procedures, controls, and systems designed to ensure compliance with all applicable Anti-Money Laundering Laws, Sanctions and International Trade Laws in all material respects.

Section 6.25. Proxy/Registration Statement. The information supplied by each Group Company in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is filed in accordance with Rule 424(b) under the Securities Act and/or pursuant to Section 14A of the Exchange Act or declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to (i) the SPAC Shareholders and (ii) the Group Company Shareholders, and (c) the time of (i) the SPAC Shareholders’ Meeting and (ii) the Group Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 6.26. Vendors.

(a) Each of the top five (5) vendors of the Group Companies based on the aggregate Dollar value of the transaction volume of the Group Companies with such counterparty for the period between January 1, 2023 to June 30, 2023 (the “Top Vendors”) has, as of the date of this Agreement, informed in writing any Group Company that it will, or, to the knowledge of such Group Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with such Group Company (other than due to the expiration of an existing contractual arrangement), and to the knowledge of such Group Company, none of the Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against such Group Company or its business.

Section 6.27. Government Contracts. Each Group Company is not a party to (a) any Contract between such Group Company, on one hand, and any Governmental Authority, on the other hand, or (b) any subcontract or other Contract by which such Group Company has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services.

Section 6.28. Investment Company. Each Group Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

Section 6.29. Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other brokerage commission in connection with the Transactions based upon arrangements made by any Group Company or any Shareholder.

Section 6.30. No Additional Representations or Warranties. Except as provided in this Agreement and any Transaction Document to which any Group Company, their Affiliates, or any of their respective directors, managers, officers, employees, equityholders, partners, members or Representatives is a party, each Group Company, its Affiliates and their respective directors, managers, officers, employees, equityholders, partners, members or Representatives have not made, and are not making, any representation or warranty whatsoever to SPAC or its Affiliates.

Section 6.31. Foreign Private Issuer and Emerging Growth Company. Prior to giving effect to the Merger, other than SinCo, Merger Sub and the Company, PubCo does not have any Subsidiaries or own any equity interests in any other Person. Prior to giving effect to the Merger, other than the Company, SinCo does not have any Subsidiaries or own any equity interests in any other Person. The Company does not have any Subsidiaries or own any equity interests in any other Person. PubCo is and shall be at all times commencing from the date thirty (30) days prior to the first filing of the Proxy/Registration Statement with the SEC through the Merger Closing, (a) a foreign private issuer as defined in Rule 405 under the Securities Act and (b) an “emerging growth company” as that term is defined in the JOBS Act.

Section 6.32. No Reliance. Without limiting the foregoing, each Group Company acknowledges that such Group Company and its advisors, have made their own investigation of SPAC and, except as provided in this Agreement, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of SPAC, the prospects (financial or otherwise) or the viability or likelihood of success of the business of SPAC as conducted after the Merger Closing, as contained in any materials provided by SPAC or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or Representatives or otherwise.

Section 6.33. No China-Based Entity. None of the Group Companies is an entity that conducts a majority of its business or is headquartered in China (including Hong Kong and Macau).

Article VII

REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in (a) any SPAC SEC Filings publicly available on or prior to the date hereof (excluding (i) any disclosures in any risk factors section that do not constitute statements of fact or factual matters, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (ii) any exhibits or other documents appended thereto), and (b) the disclosure letter delivered by SPAC to the Group Companies (the “SPAC Disclosure Letter”) (each section of the SPAC Disclosure Letter qualifies the correspondingly numbered and letters representation and warranties in this Article VII), (c) as otherwise explicitly contemplated by this Agreement, the other Transaction Documents or in connection with the Transactions, SPAC represents and warrants to each Group Company and the Shareholders as of the date hereof and as of the Merger Closing as follows:

Section 7.1. SPAC Organization. SPAC has been duly incorporated, organized or formed and is validly existing as an exempted company and in good standing (or equivalent status, to the extent that such concept exists) under the Laws of the Cayman Islands, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of SPAC’s Governing Documents, as amended to the date of this Agreement, previously delivered by SPAC to the Group Companies and the Shareholders, are true, correct and complete. SPAC is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of SPAC to consummate the Transactions or otherwise have a material adverse effect on SPAC or the Transactions.

Section 7.2. Due Authorization.

(a) SPAC has all requisite corporate power and authority to (i) execute and deliver this Agreement, the other Transaction Documents to which SPAC is a party and the documents contemplated hereby and thereby, and (ii) consummate the Transactions and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement, the other Transaction Documents to which SPAC is a party and the documents contemplated hereby and thereby and the consummation of the Transactions have been (A) duly and validly authorized and approved by the board of directors of SPAC and (B) determined by the board of directors of SPAC as advisable to SPAC and the SPAC Shareholders and recommended for approval by the SPAC Shareholders. No other company proceeding on the part of SPAC is necessary to authorize this Agreement and the documents contemplated hereby (other than the SPAC Shareholder Approval). This Agreement has been, and at or prior to the Merger Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by the SPAC, and this Agreement constitutes, and at or prior to the Merger Closing, the other Transaction Documents to which SPAC is a party and the other documents contemplated hereby and thereby will constitute, a legal, valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The votes on the Transaction Proposals as identified in the Proxy/Registration Statement described in Section 10.2(a)(i) by holders of SPAC Ordinary Shares (which include the SPAC Shareholder Approval) are the only votes of the holders of any of SPAC’s Securities that are necessary in connection with entry into this Agreement by SPAC and the consummation of the Transactions, including the Merger Closing.

Section 7.3. No Conflict. Subject to the SPAC Shareholder Approval, the execution and delivery of this Agreement by SPAC, the other Transaction Documents to which SPAC is a party and the other documents contemplated hereby and thereby and the consummation of the Transactions do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of SPAC, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to SPAC, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which SPAC is a party or by which SPAC may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of SPAC, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing does not or would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of SPAC to consummate the Transactions or otherwise have a material adverse effect on SPAC or the Transactions.

Section 7.4. Litigation and Proceedings. As of the date hereof (a) there are no pending or, to the knowledge of SPAC, threatened Actions against SPAC or its properties or assets; and (b) there is no outstanding Governmental Order imposed upon SPAC, nor are any properties or assets of SPAC or its business bound or subject to any Governmental Order, except, in each case, as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of SPAC to consummate the Transactions or otherwise have a material adverse effect on SPAC or the Transactions.

Section 7.5. SEC Filings. SPAC has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since January 31, 2022, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “SPAC SEC Filings”). Each of the SPAC SEC Filings, as of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Merger Closing Date, then on the date of such filing), complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the SPAC SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Merger Closing Date, then on the date of such filing), each of the SPAC SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Filings. None of the SPAC SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or, to the knowledge of SPAC, investigation as of the date hereof. There has been no amendment to the letter agreement entered into by and among SPAC and Maxim Group LLC as the underwriter relating to SPAC IPO dated January 31, 2022 and such letter agreement is (i) in full force and effect and (ii) represents the legal, valid and binding obligations of SPAC and, to the knowledge of SPAC, represents the legal, valid and binding obligations of the other parties thereto.

Section 7.6. Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act or as otherwise set forth in the SPAC SEC Filings, SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to (i) ensure that material information relating to SPAC, including its consolidated Subsidiaries, if any, is made known to SPAC’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and (ii) be effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act. SPAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) which is reasonably sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC Financial Statements for external purposes in accordance with GAAP.

(b) To the knowledge of SPAC, except as set forth in Section 7.6(b) of the SPAC Disclosure Letter, each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(c) The SPAC SEC Filings contain true and complete copies of the audited balance sheet as of June 30, 2022, and statement of operations, cash flow and changes in shareholders’ equity of SPAC for the period from July 19, 2021 (inception) through June 30, 2022, together with the auditor’s reports thereon (the “SPAC Financial Statements”). Except as disclosed in the SPAC SEC Filings, the SPAC Financial Statements (i) fairly present in all material respects the financial position of SPAC, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of SPAC have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(d) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither SPAC nor any director or officer of SPAC nor, to the knowledge of SPAC, any employee of SPAC or SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

Section 7.7. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Group Companies contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority is required on the part of SPAC with respect to SPAC’s execution or delivery of this Agreement and the other Transaction Documents to which it is a party or the consummation of the Transactions, except (a) for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of SPAC to consummate the Transactions or otherwise have a material adverse effect on SPAC or the Transactions, (b) the filing of the Proxy/Registration Statement with the SEC, and (c) the registration of the Plan of Merger with Cayman Registrar in accordance with the relevant provisions of the Cayman Companies Act.

Section 7.8. Trust Account. As of the date of this Agreement, SPAC has at least $41,185,045.52 in the Trust Account (including $3,220,000 payable for deferred underwriting commissions), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of January 31, 2022, between SPAC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SPAC SEC Filings to be materially inaccurate or that would entitle any Person (other than shareholders of SPAC holding SPAC Ordinary Shares initially sold in SPAC’s initial public offering who shall have elected to redeem their SPAC Ordinary Shares pursuant to SPAC’s Governing Documents and the underwriters of SPAC’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Merger Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all SPAC Share Redemptions. There are no claims or proceedings pending or, to the knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, in breach or delinquent in performance or any other respect (to the knowledge of SPAC, claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Merger Closing, the obligations of SPAC to dissolve or liquidate pursuant to SPAC’s Governing Documents shall terminate, and as of the Merger Closing, SPAC shall have no obligation whatsoever pursuant to SPAC’s Governing Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions (other than use of the funds in the Trust Account for SPAC Share Redemptions and to pay the underwriters of SPAC’s initial public offering with respect to deferred underwriting commissions). To the knowledge of SPAC, as of the date hereof, following the Merger Closing, no SPAC Shareholder shall be entitled to receive any amount in the Trust Account except to the extent such SPAC Shareholder has exercised an SPAC Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Group Companies contained herein and the compliance by the Group Companies with their obligations hereunder, SPAC does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Merger Closing Date (other than use of the funds in the Trust Account for SPAC Share Redemptions and to pay the underwriters of SPAC’s initial public offering with respect to deferred underwriting commissions).

Section 7.9. Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 7.10. Absence of Changes. Since January 31, 2022, (a) there has not been any event or occurrence that has, or would reasonably be expected to, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of SPAC to consummate the Transactions or otherwise have a material adverse effect on SPAC or the Transactions, and (b) SPAC has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.

Section 7.11. No Undisclosed Liabilities. Except for any SPAC Expenses and as set forth in Section 7.11 of the SPAC Disclosure Letter, there is no liability, debt or obligation of or claim or judgment against SPAC (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (a) reflected or reserved for on the financial statements or disclosed in the notes thereto included in SPAC SEC Filings, (b) that have arisen since the date of the most recent balance sheet included in the SPAC SEC Filings in the ordinary course of business of SPAC, or (c) which would not be, or would not reasonably be expected to be, material to the business of SPAC.

Section 7.12. Capitalization of SPAC.

(a) As of the date of this Agreement, the authorized share capital of SPAC consists of (i) 10,000,000 SPAC Preference Shares, none of which is issued or outstanding as of the date of this Agreement, (ii) 470,000,000 SPAC Class A Ordinary Shares, 4,302,246 of which are issued and outstanding as of the date of this Agreement (including 3,837,766 SPAC Class A Ordinary Shares subject to possible redemption, and assuming the separation of all outstanding SPAC Units into underlying SPAC Class A Ordinary Shares, SPAC Warrants and SPAC Rights), (iii) 20,000,000 SPAC Class B Ordinary Shares, 2,300,000 of which are issued and outstanding as of the date of this Agreement. The foregoing represents all of the issued and outstanding SPAC Shares as of the date of this Agreement. All issued and outstanding SPAC Shares (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) SPAC’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, SPAC’s Governing Documents or any Contract to which SPAC is a party or otherwise bound.

(b) As of the date of this Agreement, 4,812,240 SPAC Warrants are issued and outstanding (assuming the separation of all outstanding SPAC Units into underlying SPAC Class A Ordinary Shares, SPAC Warrants and SPAC Rights). No warrant to purchase SPAC Ordinary Shares has been issued other than those included in the SPAC Units issued in the SPAC IPO. As of the date of this Agreement, 9,624,480 SPAC Rights are issued and outstanding (assuming the separation of all outstanding SPAC Units into underlying SPAC Class A Ordinary Shares, SPAC Warrants and SPAC Rights). The Sponsor does not hold any SPAC Right. All outstanding SPAC Warrants and SPAC Rights (i) have been duly authorized and validly issued and constitute valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) SPAC’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, SPAC’s Governing Documents or any Contract to which SPAC is a party or otherwise bound. Except for the SPAC’s Governing Documents and this Agreement, there are no outstanding Contracts of SPAC to repurchase, redeem or otherwise acquire any SPAC Securities.

(c) Except as contemplated by this Agreement or the other documents contemplated hereby, SPAC has not granted any outstanding options, warrants, rights or other securities convertible, exercisable or exchangeable for SPAC Securities, or any other commitments or agreements providing for the issuance of additional Equity Securities, for the repurchase or redemption of any Equity Securities or the value of which is determined by reference to the Equity Securities of SPAC, and there are no Contracts of any kind which may obligate SPAC to issue, purchase, redeem or otherwise acquire any Equity Securities of SPAC.

(d) SPAC has no Subsidiaries, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. SPAC is not party to any Contract that obligates SPAC to invest money in, loan money to or make any capital contribution to any other Person.

Section 7.13. Brokers’ Fees. Except as set forth in Section 7.13 of the SPAC Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by SPAC or any of its Affiliates.

Section 7.14. Indebtedness. Except as set forth in SPAC Financial Statements or as permitted by Section 9.4 after the date hereof, SPAC does not have any Indebtedness.

Section 7.15. Taxes.

(a) All material Tax Returns required to be filed by or with respect to SPAC have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid.

(b) SPAC has withheld from amounts owing to any employee, creditor or other Person all material Taxes required by applicable Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c) There are no Liens for any material Taxes (other than Permitted Liens) upon the property or assets of SPAC.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted in writing or assessed by any Governmental Authority against SPAC that remains unpaid.

(e) There is no material Tax audit or other examination of SPAC presently in progress with respect to any material Taxes, nor has SPAC been notified in writing of any request or threat for such an audit or other examination, and there are no waivers, extensions or written requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of SPAC.

(f) SPAC has not made a request for or entered into a closing agreement, private letter ruling, advance tax ruling or similar agreement with any Governmental Authority with respect to Taxes. SPAC has not made a change of any method of accounting with respect to any Taxes.

(g) SPAC is not a party to any Tax indemnification or Tax sharing or similar Tax agreement (other than any customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(h) SPAC has not been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(i) SPAC (i) is not liable for Taxes of any other Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes) or (ii) has never been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the SPAC.

(j) Since its inception, no written claim has been made by any Governmental Authority where SPAC does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k) SPAC has not participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(l) Except as contemplated by this Agreement and the Transactions, SPAC has not taken any action or agreed to take any action, nor to the knowledge of SPAC are there any facts or circumstances, that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 7.16. Business Activities.

(a) Since formation, SPAC has not conducted any business activities other than activities related to SPAC’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in SPAC’s Governing Documents or as otherwise contemplated by this Agreement or the other Transaction Documents and the Transactions, there is no agreement, commitment, or Governmental Order binding upon SPAC or to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Merger Closing, other than such effects, individually or in the aggregate, which would not reasonably be expected to prevent or materially delay or materially impair the ability of SPAC to consummate the Transactions or otherwise have a material adverse effect on SPAC or the Transactions.

(b) Except for the Transactions, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the other Transaction Documents and the Transactions, SPAC has no material interests, rights, obligations or liabilities with respect to, and is not party to or bound by, and does not have its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for this Agreement, the other Transaction Documents to which it is party, and Contracts relating to SPAC Expenses with the underwriters of SPAC’s initial public offering, SPAC is not party to any Contract with any other Person that would require payments by SPAC after the date hereof in excess of $100,000 in the aggregate with respect to any individual Contract (or in the aggregate with any series of related Contracts) other than Working Capital Loans. As of the date of this Agreement, SPAC does not have any Working Capital Loan except as set forth on Section 7.16 of the SPAC Disclosure Letter.

Section 7.17. Nasdaq Stock Market Quotation. The shares of SPAC Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act with the Nasdaq Stock Market LLC (“Nasdaq”) and are listed for trading on Nasdaq Global Market under the symbol “BWAQ”; the SPAC Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “BWAQW”; the SPAC Rights are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “BWAQR”; the SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “BWAQU”. SPAC is in compliance in all material respects with the rules of Nasdaq and there is no Action or proceeding pending or, to the knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Ordinary Shares, the SPAC Public Warrants, the SPAC Rights or the SPAC Units or terminate the listing thereof on Nasdaq. None of SPAC nor any of its Affiliates or Representatives has taken any action to terminate the registration of the SPAC Ordinary Shares, the SPAC Public Warrants and the SPAC Rights or the SPAC Units under the Exchange Act except as expressly contemplated by this Agreement or any other Transaction Document.

Section 7.18. Proxy/Registration Statement. The information supplied by SPAC in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is filed in accordance with Rule 424(b) under the Securities Act and/or pursuant to Section 14A of the Exchange Act or declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to (i) the SPAC Shareholders and (ii) the Group Company Shareholders, and (c) the time of (i) the SPAC Shareholders’ Meeting and (ii) the Group Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 7.19. Transaction Financings. The Transaction Financing Agreements, when entered into by SPAC and the relevant investors in the Transaction Financings prior to the Merger Closing, shall be in full force and effect with respect to, and binding on, the SPAC, and to the knowledge of SPAC, on each investor thereto, in accordance with their terms.

Section 7.20. No Outside Reliance. Notwithstanding anything contained in this Article VII or any other provision hereof, each of SPAC and any of its respective directors, managers, officers, employees, equityholders, partners, members, Affiliates or Representatives acknowledge and agree that SPAC has made its own investigation of the Group Companies and that neither the Group Companies nor any of their Affiliates, agents or Representatives are making any representation or warranty whatsoever, express or implied, other than those expressly given by the Group Companies in Article VI and the Shareholders in Article V, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Group Companies or their Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Group Companies Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by SPAC or its Representatives) or reviewed by SPAC or any of its Affiliates or its Representatives) or management presentations that have been or shall hereafter be provided to SPAC or any of its Affiliates or Representatives are not and will not be deemed to be representations or warranties of the Group Companies or the Shareholders, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article VI and Article V of this Agreement. Except as otherwise expressly set forth in this Agreement, SPAC understands and agrees that any assets, properties and business of the Group Companies and their Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article VI and Article V, with all faults and without any other representation or warranty of any nature whatsoever.

Section 7.21. No Additional Representations or Warranties. Except as provided in Agreement and any Transaction Document to which SPAC, its Affiliates or any of their respective directors, managers, officers, employees, equityholders, partners, members or Representatives is a party, none of SPAC, any of its Affiliates, or any of their respective directors, managers, officers, employees, equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to the Group Companies, the Shareholders or their respective Affiliates.

Article VIII

COVENANTS OF THE GROUP COMPANIES AND THE SHAREHOLDERS

Section 8.1. Group Company Conduct of Business. From the date of this Agreement through the earlier of the Merger Closing or valid termination of this Agreement pursuant to Article XII (the “Interim Period”), each Group Company shall, except (i) as otherwise explicitly contemplated by this Agreement, the other Transaction Documents, or in connection with any (x) Transaction Financings or (y) Pre-Merger Reorganization, (ii) as required by Law or (iii) as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (A) use reasonable best efforts to operate its business in the ordinary course consistent with past practice; and (B) comply with its Governing Documents, except solely in the case of any Subsidiary of such Group Company, where non-compliance by such Subsidiary would not be material to the business of the Group Companies (taken as a whole). Without limiting the generality of the foregoing, except (i) as set forth on Section 8.1 of the Group Companies Disclosure Letter, (ii) as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, or delayed), provided that SPAC’s consent shall not be required with respect to the matters referred to in Subsections (e), (i) and (p) below as long as the Company notifies SPAC following the occurrence of such event, each Group Company shall not, except as otherwise contemplated by this Agreement, the other Transaction Documents, in connection with any (x) Transaction Financings or (y) Pre-Merger Reorganization, or required by Law:

(a) change or amend the Governing Documents of such Group Company;

(b) make or declare any dividend or distribution to the shareholders of such Group Company or make any other distributions in respect of any Equity Securities of such Group Company;

(c) (i) split, combine, reclassify, recapitalize or otherwise amend any terms of any Equity Securities of such Group Company, except for any such transaction by any Group Company (other than PubCo) that remains a Subsidiary of PubCo after consummation of such transaction; or (ii) amend any term or alter any rights of any of its outstanding Equity Securities;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital or outstanding Equity Securities of such Group Company, except for (i) the acquisition by such Group Company of any Equity Securities of such Group Company in connection with the forfeiture or cancellation of such Equity Securities in accordance with the terms of the applicable Contracts as in effect on the date hereof and (ii) transactions between such Group Company and another Group Company;

(e) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Material Contract, other than (i) in the ordinary course of business consistent with past practice or as required by Law or (ii) in connection with the payment or discharge of obligations to creditors of such Group Company in furtherance of the consummation of the Transactions;

(f) sell, assign, transfer, convey, lease, exclusively license or otherwise dispose of any material tangible assets or properties of such Group Company, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions among such Group Company and its Subsidiaries or among its wholly-owned Subsidiaries and (iii) transactions in the ordinary course of business consistent with past practice;

(g) except (x) as otherwise required by Law or (y) pursuant to the Material Contracts, (i) grant any equity or equity based awards or other severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any employee in the ordinary course of business consistent with past practice, (ii) terminate, adopt, enter into or materially amend any Group Company Benefit Plan, or (iii) materially increase the cash compensation or bonus opportunity of any officer at management level or director except in the ordinary course of business consistent with past practice and pursuant to existing Group Company Benefit Plans as in effect on the date hereof;

(h) (i) acquire (whether by merger, consolidation, amalgamation, scheme or similar transaction, purchase of securities of or otherwise) any corporation, partnership, association, joint venture or other business organization or division thereof, (ii) make any acquisition of, or investment in, a business, by purchase of stock, securities or assets, contributions to capital, or loans or advances, with a value or purchase price in excess of $500,000 individually or $500,000 in the aggregate, other than cash management by such Group Company, (iii) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement (other than any such agreement solely between such Group Company and its existing Subsidiaries, and customary commercial Contracts not primarily related to Taxes), or (iv) settle any claim or assessment in respect of material Taxes;

(i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of such Group Company or otherwise incur, assume or guarantee or otherwise become liable for any Indebtedness, except (i) in a principal amount not exceeding $500,000, (ii) borrowings under credit agreements disclosed in Section 8.1 of the Group Companies Disclosure Letter, in the form that exists on the date hereof, or (iii) the ordinary course funding and cash management by such Group Company;

(j) make or change any material election in respect of material Taxes, materially amend, modify or otherwise change any filed material Tax Return, adopt or request permission of any Tax authority to change any accounting method in respect of material Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or with respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(k) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

(l) issue any additional Group Company Ordinary Shares, Equity Securities or securities exercisable for or convertible or exchangeable into Group Company Ordinary Shares or other Equity Securities of such Group Company;

(m) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of such Group Company;

(n) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Actions, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $200,000 in the aggregate;

(o) grant to, or agree to grant to, any Person rights to any Intellectual Property or software that is material to such Group Company and its Subsidiaries, taken as a whole, or dispose of, abandon or permit to lapse any rights to any Intellectual Property that is material to the business of the Group Companies (taken as a whole), except for the expiration of any Company Registered Intellectual Property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period) or in the reasonable exercise of the business judgment of such Group Company as to the costs and benefits of maintaining the item;

(p) make or commit to make capital expenditures other than in an amount not in excess of $10,000,000 in the aggregate;

(q) manage the working capital (including paying amounts payable in a timely manner when due and payable) of the Group Companies in a manner other than in the ordinary course of business consistent with past practice;

(r) terminate without replacement, or fail to use reasonable efforts to maintain any License material to the conduct of the business of the Group Companies (taken as a whole);

(s) waive the restrictive covenant obligations of any current or former employee of such Group Company in any material respect;

(t) (i) limit the right of such Group Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Group Companies (taken as a whole);

(u) terminate without replacement or amend in a manner materially adverse to such Group Company and its Subsidiaries, taken as a whole, any insurance policy insuring any risks of the business of such Group Company;

(v) make any material change in its accounting principles or methods unless required by GAAP or applicable Law or, to the extent applicable to such Group Company, applicable local accounting standards; or

(w) enter into any agreement to do any action prohibited under this Section 8.1.

Section 8.2. Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to any Group Company by third parties that may be in the possession of such Group Company from time to time, and except for any information that is subject to attorney-client privilege, the work product doctrine or similar privilege or protection applicable to such information or related documents, and to the extent permitted by applicable Law, such Group Company shall afford to SPAC and its respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance written notice, in such manner as to not materially interfere with the ordinary course of business of such Group Company, to its properties, books, Contracts, Tax Returns, Actions, commitments, records and appropriate officers and employees of such Group Company, and shall furnish such Representatives with financial and operating data and other information concerning the affairs of such Group Company that are in the possession or control of such Group Company as such Representatives may reasonably request, for the purposes of and in connection with the Transactions. All information obtained by SPAC or its Representatives pursuant to this Section 8.2 shall be subject to the confidentiality requirements under this Agreement.

Section 8.3. Preparation and Delivery of Group Company Financial Statements.

(a) As soon as reasonably practicable following the date hereof, (i) the Company shall deliver to SPAC its audited statement of financial positions and statement of income, changes in equity and cash flows as of December 31, 2022 and for the period from November 3, 2022 (the inception) through December 31, 2022, together with the auditor’s reports thereon, which in each case shall comply in all material respects with the applicable accounting requirements (including the standards of the PCAOB) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “PCAOB Financial Statements”).

(b) As soon as reasonably practicable following completion of the SinCo Acquisition, if it is required by the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, PubCo shall deliver to SPAC its audited consolidated statement of financial positions and consolidated statement of comprehensive income, changes in equity and changes in equity and cash flows as of December 31, 2022 and for the period from November 3, 2022 through December 31, 2022, together with the auditor’s reports thereon, which in each case shall comply in all material respects with the applicable accounting requirements (including the standards of the PCAOB) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “PCAOB Consolidated Financial Statements”).

(c) Each Group Company shall use its reasonable best efforts to (i) assist SPAC, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Group Companies or SPAC, in preparing in a timely manner other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy/Registration Statement and any other filings to be made by the Group Companies or SPAC with the SEC in connection with the Transactions, and (ii) to obtain the consent of its auditors with respect thereto as may be required by applicable Law or requested by the SEC in connection therewith.

Section 8.4. Alternative Proposals. From the date hereof until the Merger Closing Date or, if earlier, the termination of this Agreement in accordance with Article XII, each of the Group Companies and Shareholders shall not, and shall direct its controlled, controlling and common control Affiliates, and its and their respective Representatives not to, directly or indirectly, (a) solicit, initiate or pursue any inquiry, indication of interest, proposal or offer relating to an Alternative Proposal, (b) participate in or continue any discussions or negotiations with any third party with respect to, or furnish or make available, any information concerning such Group Company to any third party relating to an Alternative Proposal or provide to any third-party access to the businesses, properties, assets or personnel of such Group Company, in each case for the purpose of encouraging or facilitating an Alternative Proposal, or (c) enter into any binding understanding, binding arrangement, acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement with respect to an Alternative Proposal, or (d) grant any waiver, amendment or release under any confidentiality agreement or otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make, an Alternative Proposal. From and after the date hereof, each Group Company shall, and shall instruct its officers and directors to, and such Group Company shall instruct and cause its Representatives, Subsidiaries and their respective Representatives to, immediately cease and terminate all discussions and negotiations with any Persons (other than SPAC and its Representatives) with respect to an Alternative Proposal.

Section 8.5. Exchange Listing. From the date of this Agreement through the earlier of the Merger Closing and termination of this Agreement, the Group Companies and the Shareholders shall provide all reasonable assistance reasonably required by PubCo in order for PubCo to cause the PubCo Securities to be issued in connection with the Transactions to be approved for listing on Nasdaq and accepted for clearance by DTC, subject to official notice of issuance, prior to the Merger Closing Date.

Section 8.6. Notice of Developments. During the Interim Period, each Group Company shall promptly (and in any event prior to the Merger Closing) notify SPAC in writing, upon such Group Company becoming aware (awareness being determined with reference to the knowledge of the applicable Group Company) of: (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause any condition to the obligations of such Group Company to effect the Transactions not to be satisfied, (b) any breach of a representation or warranty given by such Group Company in this Agreement, or (c) any notice or other communication, in each case in writing, from any Governmental Authority which is reasonably likely, individually or in the aggregate, to have a material adverse effect on the ability of the Parties to consummate the Transactions or to materially delay the timing thereof. The delivery of any notice pursuant to this Section 8.6 shall not cure any breach of any representation or warranty made by any Group Company as of the date of this Agreement but shall supplement the disclosure letter delivered by such Group Company on the date hereof and qualify the representations and warranties given by such Group Company in Article VI.

Section 8.7. No Trading. Except as set forth in Schedule 8.7 attached hereto, each of the Group Companies and the Shareholders acknowledges and agrees that it is aware, and that its Affiliates have been made aware of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. Each of the Group Companies and the Shareholders hereby agrees that while it is in possession of such material nonpublic information, it shall not and shall cause its Subsidiaries not to purchase or sell any securities of SPAC in violation of such Laws.

Section 8.8. Support of Transactions. Each of the Shareholders shall exercise its rights as a shareholder of the Group Companies, as applicable, in so far as it is able to consummate and procure the consummation of the Transactions and each of the Group Companies shall use its best effort to cause and support the Shareholders to consummate and procure the consummation of the Transactions.

Section 8.9. Regulatory Application for SinCo Acquisition. The Shareholders and SinCo shall commence as soon as practicable after the date hereof the application procedure with the Vietnamese Governmental Authorities for obtaining the SinCo Acquisition Regulatory Approval for SinCo’s acquisition of the Company and obtain such regulatory approval prior to the SinCo Acquisition.

Section 8.10. PubCo Equity Plan. PubCo shall have adopted an equity incentive plan substantially in the form attached hereto as Exhibit G prior to the Merger Closing (“PubCo ESOP”) (with such changes (excluding changes to the maximum number of shares issuable under the PubCo ESOP) that may be agreed in writing by SPAC (such agreement not to be unreasonably withheld, conditioned or delayed)).

Section 8.11. PubCo Charter. PubCo shall take all such action to procure that at the Merger Closing, PubCo’s Governing Documents, as in effect immediately prior to the Merger Closing, shall have read in their entirety in the form of the amended and restated memorandum and articles of association of PubCo substantially in the form attached hereto as Exhibit H (the “New PubCo Charter”), and, as so amended and restated, the New PubCo Charter shall be the memorandum and articles of association of PubCo, until thereafter amended in accordance with the terms thereof and the Cayman Companies Act.

Section 8.12. Nasdaq Listing. From the date of this Agreement through the Merger Closing, PubCo shall apply for, and shall use reasonable best efforts to cause, the PubCo Ordinary Shares to be issued in connection with the Transactions to be approved for listing on the Nasdaq and accepted for clearance by DTC, subject to official notice of issuance, on or prior to the Merger Closing Date. After the date hereof and prior to the Merger Closing, PubCo shall procure the reservation of the ticker symbol on Nasdaq that is mutually agreed to by the Group Companies, the Shareholders and the SPAC.

Article IX

COVENANTS OF SPAC

Section 9.1. Trust Account Proceeds. Upon satisfaction or waiver of the conditions set forth in Article XI and provision of notice thereof to the Trustee (which notice SPAC shall be provided to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Merger Closing, SPAC (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (A) pay as and when due all amounts payable to SPAC Shareholders pursuant to the SPAC Share Redemptions, (B) (C) pay any accrued and unpaid SPAC Transaction Expenses and Group Company Transaction Expenses in accordance with Section 3.8 to the extent not previously paid, and (D) pay all remaining amounts then available in the Trust Account to SPAC in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise expressly provided in the Trust Agreement.

Section 9.2. Nasdaq Listing. From the date of this Agreement through the closing of the Merger, SPAC shall use its reasonable best efforts to ensure SPAC remains listed as a public company on the Nasdaq. Prior to the Merger Closing Date, SPAC shall cooperate with the Company and use reasonable best efforts to take such actions as are reasonably necessary or advisable to cause the SPAC Securities to be delisted from the Nasdaq and deregistered under the Exchange Act as soon as practicable following the Merger Effective Time.

Section 9.3. No Solicitation. From the date hereof until the Merger Closing Date or, if earlier, the termination of this Agreement in accordance with Article XII, SPAC shall not, and shall direct any of the Sponsor and its controlled Affiliates and its and their respective officers, directors and Representatives not to, directly or indirectly (a) solicit, initiate, or pursue any inquiry, indication of interest, proposal or offer relating to an SPAC Acquisition Proposal, (b) participate in or continue any discussions or negotiations with any third-party with respect to, or furnish or make available, any information concerning SPAC to any third party relating to an SPAC Acquisition Proposal, or provide to any third-party access to the businesses, properties, assets or personnel of SPAC, in each case for the purpose of encouraging or facilitating an SPAC Acquisition Proposal or (c) enter into any binding understanding, binding arrangement, acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement with respect to an SPAC Acquisition Proposal, or (d) grant any waiver, amendment or release under any confidentiality agreement or otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make, an SPAC Acquisition Proposal. From and after the date hereof, SPAC shall, and shall direct any of the Sponsors and its controlled Affiliates and its and their respective officers, directors and Representatives to, immediately cease and terminate all discussions and negotiations with any Persons (other than the Group Companies, the Shareholders and their Representatives) with respect to a SPAC Acquisition Proposal.

Section 9.4. Conduct of Business. During the Interim Period, SPAC shall, except (i) as otherwise explicitly contemplated by this Agreement or the other Transaction Documents or its Governing Documents effective as of the date hereof, (ii) as required by Law, or (iii) as consented to by the Group Companies in writing (which consent shall not be unreasonably conditioned, withheld, or delayed), (A) use reasonable best efforts to operate its business in the ordinary course consistent with past practice; and (B) comply in all material respects with its Governing Documents. Without limiting the generality of the foregoing, except as consented to by the Group Companies in writing (which consent shall not be unreasonably conditioned, withheld or delayed) SPAC shall not, except as otherwise contemplated by this Agreement or the other Transaction Documents or as required by Law:

(a) change, modify or amend the Trust Agreement or its Governing Documents, or seek any approval from its shareholders to do so, except as contemplated by the Transaction Proposals;

(b) merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or be acquired by any other Person;

(c) (x) make or declare any dividend or distribution to its shareholders or make any other distributions in respect of any of its Equity Securities, (y) split, combine, reclassify or otherwise amend any terms of its Equity Securities, or (z) purchase, repurchase, redeem or otherwise acquire any of its issued and outstanding Equity Securities, other than, in the case of SPAC only, redemptions of SPAC Ordinary Shares made as part of the SPAC Share Redemptions;

(d) (A) make or change any material election in respect of material Taxes, (B) materially amend, modify or otherwise change any filed material Tax Return, (C) adopt or request permission of any Tax authority to change any accounting method in respect of material Taxes, (D) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement (other than customary commercial Contracts not primarily related to Taxes), (E) settle any claim or assessment in respect of material Taxes, or (F) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or with respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(e) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

(f) enter into, renew or amend in any material respect, any Contract with any of the Sponsors or an Affiliate of SPAC (including (i) any Person in which any of the Sponsors has a direct or indirect legal or beneficial ownership interest of five percent (5%) or greater and (ii) any Person who has a direct or indirect legal or beneficial ownership interest of five percent (5%) or greater in any of the Sponsors);

(g) incur, guarantee or otherwise become liable for any Indebtedness, other than (i) liabilities incurred in the ordinary course of business and in an amount, individually or in the aggregate, not to exceed $100,000, and (ii) any SPAC Transaction Expenses (subject to the approval requirements specified in Section 3.8);

(h) (A) issue any Equity Securities or securities exercisable for or convertible into Equity Securities, (B) grant any options, warrants or other equity-based awards with respect to any Equity Securities not outstanding on the date hereof, or (C) amend, modify or waive any of the terms or rights set forth in any SPAC Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein, except (1) issuances of new SPAC convertible notes to Sponsors or their designees/affiliates in respect of the capitalization of any Working Capital Loans in the aggregate amount of no more than $3,000,000 (inclusive of the aggregate amount of Working Capital Loans outstanding as of the date hereof) or (2) issuances of Equity Securities of SPAC in connection with the Transaction Financings in accordance with the Transaction Financing Agreements (as applicable);

(i) make any change in its accounting principles or methods unless required by GAAP;

(j) form any Subsidiary or commence any new line of business;

(k) liquidate, dissolve, reorganize or otherwise wind-up its business and operations;

(l) amend, wave or assign any material right under any material Contract to which it is a party; waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Transactions contemplated hereby), or otherwise pay, discharge or satisfy any Actions, liabilities or obligations, in each case due and payable only before the Merger Closing; or

(m) enter into any agreement to do any action prohibited under this Section 9.4.

Section 9.5. Public Filings. From the date hereof through the Merger Closing, SPAC shall keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 9.6. Shareholder Litigation. Without limiting Section 9.4, in the event that any litigation related to this Agreement, any other Transaction Document or the Transactions is brought, or, to the knowledge of SPAC, threatened in writing, against the SPAC or the board of directors of SPAC by any SPAC Shareholders prior to the Merger Closing, SPAC shall promptly after becoming aware of such litigation notify the Group Companies of any such litigation and keep the Group Companies reasonably informed with respect to the status thereof. SPAC shall provide the Group Companies the opportunity to participate in (at its own cost and subject to a customary joint defense agreement), but not control, the defense of any such litigation, and shall consider in good faith the suggestions of the Group Companies with respect to such litigation and shall not settle any such litigation without the prior written consent of the Group Companies, such consent not to be unreasonably withheld, conditioned, delayed or denied.

Section 9.7. Support of Merger.

(a) SPAC shall use its best efforts to cause the Sponsor to support the extension of SPAC’s term on a monthly basis in accordance with SPAC’s Governing Documents until February 1, 2024 if the Merger Closing is not reasonably expected to occur prior to February 1, 2024.

(b) SPAC shall use its best efforts to cause the underwriters of SPAC’s initial public offering to irrevocably consent to the conversion of the entire amounts due to them for their deferred underwriting commission into 322,000 PubCo Ordinary Shares at US$10 per share upon the Merger Closing in writing on terms mutually acceptable to such underwriters, PubCo and SPAC (the “Underwriter’s Consent”).

(c) SPAC shall use its best efforts to cause the Sponsor or such other Person entitled to receive repayment of the Working Capital Loans to irrevocably consent to the conversion of the entire amounts due under the Working Capital Loans into SPAC Units at US$10 per SPAC Unit immediately prior to the Merger Closing in writing (the “Working Capital Loans Conversion Consent”).

Section 9.8. Transaction Financings.

(a) SPAC shall use its best efforts to obtain equity financing of PubCo through the private sale to investors of PubCo Ordinary Shares, to be consummated simultaneously upon the Merger Closing, on terms mutually agreed to by the Group Companies, the Shareholders and SPAC (the “PIPE Financing”).

(b) SPAC shall use its best efforts to obtain equity financing of Group Companies through (x) the private sale to investors of Equity Securities of any Group Company to be consummated prior to the Merger Closing; or (y) the private sale to investors of SPAC Securities to be consummated prior to the Merger Closing, the gross proceeds of which shall be deposited in a segregated escrow account and be irrevocably and unconditionally released to PubCo at the Merger Closing (or another time mutually agreed by PubCo and the investors), in each case on terms mutually agreed to by the Group Companies, the Shareholders and SPAC (collectively, the “Private Financing”).

(c) SPAC shall use its best efforts to obtain redemption waivers and support agreements from existing SPAC Shareholders or secure new investors to backstop the redemptions by existing SPAC Shareholders (collectively, the “Redemption Waivers”).

Section 9.9. Section 16 Matters. Prior to the Merger Effective Time, SPAC shall take all reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the SPAC Class A Ordinary Shares that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 9.10. Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to SPAC by third parties that may be in the possession of SPAC from time to time, and except for any information that is subject to attorney-client privilege, the work product doctrine or similar privilege or protection applicable to such information or related documents, and to the extent permitted by applicable Law, SPAC shall afford to the Group Companies and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance written notice, in such manner as to not materially interfere with the ordinary course of business of SPAC, to its properties, books, Contracts, Tax Returns, Actions, commitments, records and appropriate officers and employees of SPAC, and shall furnish such Representatives with financial and operating data and other information concerning the affairs of SPAC that are in the possession or control of SPAC as such Representatives may reasonably request, for the purposes of and in connection with the Transactions. All information obtained by the Group Companies or their Representatives pursuant to this Section 9.10 shall be subject to the confidentiality requirements under this Agreement.

Section 9.11. Notice of Developments. During the Interim Period, SPAC shall promptly (and in any event prior to the Merger Closing) notify the Group Companies in writing, upon SPAC becoming aware (awareness being determined with reference to the knowledge of SPAC) of: (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause any condition to the obligations of SPAC to effect the Transactions not to be satisfied, (b) any breach of a representation or warranty given by SPAC in this Agreement, or (c) any notice or other communication, in each case in writing, from any Governmental Authority which is reasonably likely, individually or in the aggregate, to have a material adverse effect on the ability of the Parties to consummate the Transactions or to materially delay the timing thereof. The delivery of any notice pursuant to this Section 9.11 shall not cure any breach of any representation or warranty made by SPAC as of the date of this Agreement but shall supplement the disclosure letter delivered by SPAC on the date hereof and qualify the representations and warranties given by SPAC in Article VII.

Article X

JOINT COVENANTS

Section 10.1. Regulatory Approvals; Other Filings.

(a) Each of the Group Companies, the Shareholders and SPAC shall use its respective commercially reasonable efforts to cooperate in good faith with any Governmental Authority and use its commercially reasonable efforts to undertake promptly any and all action required to obtain any necessary regulatory approvals, consents, Actions, nonactions or waivers in connection with the Transactions (the “Regulatory Approvals”) as soon as reasonably practicable and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Group Companies, the Shareholders and SPAC shall use its respective commercially reasonable efforts to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as reasonably possible after the execution of this Agreement.

(b) With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Group Companies, the Shareholders and SPAC shall (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (ii) cooperate in good faith with each other in the defense of such matters. To the extent not prohibited by Law, the Group Companies and the Shareholders shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Group Companies and the Shareholders, copies of any notices or written communications received by such Party or any of its Affiliates from any third party or any Governmental Authority with respect to the Transactions, and each Party shall permit counsel to the other parties an opportunity to review in advance, and each Party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such Party to any Governmental Authority concerning the Transactions; provided, that none of the Parties shall extend any waiting period or comparable period or enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law, the Group Companies and the Shareholders agree to provide SPAC and its counsel, and SPAC agrees to provide the Group Companies, the Shareholders and their counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in Person or by telephone, between such Party, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions.

Section 10.2. Proxy/Registration Statement.

(a) Proxy/Registration Statement and Prospectus.

(i) As promptly as reasonably practicable after the execution of this Agreement, the Group Companies and SPAC shall prepare, and PubCo shall file with the SEC, a registration statement on Form F-4 (as amended or supplemented from time to time, and including a proxy statement, the “Proxy/Registration Statement”) among other things, registering the PubCo Securities issuable to the holders of SPAC Securities immediately prior to the Merger Effective Time and the holders of Group Company Ordinary Shares pursuant to this Agreement, and relating to SPAC Shareholders’ Meeting to approve and adopt: (A) the Merger and the Plan of Merger, (B) this Agreement, the other Transaction Documents, and the Business Combination, (C) the adjournment of the SPAC Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing or any proposal in (D), and (D) any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto and any other proposals as reasonably agreed by SPAC and the Group Companies to be necessary or appropriate in connection with the Transactions (such proposals in (A) through (D), collectively, the “Transaction Proposals”).

(ii) Each of the Group Companies and SPAC shall (and shall cause each of its Subsidiaries to) use its commercially reasonable efforts to (1) cause the Proxy/Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto and rules and regulations promulgated by the SEC, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (3) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (4) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, each of the Group Companies and SPAC shall (and shall cause each of its Subsidiaries to) use its commercially reasonable efforts to take all and any action required under any applicable federal or state securities Laws in connection with the issuance of PubCo Securities pursuant to this Agreement. Each of the Group Companies and SPAC also agrees to (and shall cause each of its Subsidiaries to) use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Group Companies, SPAC and the Shareholders shall furnish all information concerning the Group Companies and their Subsidiaries, SPAC, the Shareholders and any of their respective members or shareholders as may be reasonably requested in connection with any such action.

(iii) Each of the Group Companies, SPAC and the Shareholders shall furnish to the other parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy/Registration Statement, or any other statement, filing, notice or application made by or on behalf of the Group Companies, SPAC, the Shareholders or their respective Affiliates to any regulatory authority (including the Nasdaq) in connection with the Transactions.

(iv) Subject to Section 13.6, the Group Companies, on the one hand, and SPAC, on the other, shall each be responsible for and pay one-half (1/2) of the cost for the preparation, filing and mailing of the Proxy/Registration Statement and other customary related fees arising from the preparation and filing of the Proxy/Registration Statement. The Group Companies, on the one hand, and the SPAC, on the other, shall each be responsible for necessary legal opinions issued to such entity that may be requested by the SEC in connection with the Transactions. The Group Companies shall be responsible for (i) one-third (1/3) of the expenses payable to a valuation firm selected by the special committee of the Board of Directors of SPAC for the valuation of the Group Companies in connection with Transactions (the “Valuation Firm Expenses”), and (ii) one-third (1/3) of the expenses for a proxy solicitor mutually agreed by SPAC, the Sponsor and the Shareholders for soliciting approval of the Transactions by SPAC Shareholders (the “Proxy Solicitor Expenses”); provided that the aggregate amount of Valuation Firm Expenses and Proxy Solicitor Expenses the Group Companies will be responsible for pursuant to this sentence shall not exceed $200,000. The SPAC shall be responsible for (i) two-thirds (2/3) of Valuation Firm Expenses, and (ii) two-thirds (2/3) of Proxy Solicitor Expenses.

(v) Any filing of, or amendment or supplement to, the Proxy/Registration Statement will be mutually prepared and agreed upon by the Group Companies and the SPAC. PubCo will advise the other Group Companies and SPAC, promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of any PubCo Securities to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide the Group Companies or SPAC (as applicable) a reasonable opportunity to provide comments and amendments to any such filing. The Group Companies and SPAC shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement and any amendment to the Proxy/Registration Statement filed in response thereto.

(vi) Each of Group Companies, SPAC and Shareholders shall ensure that none of the information supplied by it or on its behalf for inclusion or incorporation by reference in (A) the Proxy/Registration Statement will, at the time the Proxy/Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (B) the Proxy/Registration Statement will, at the date it is first mailed to the SPAC Shareholders and at the time of the SPAC Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(vii) If at any time prior to the Merger Closing the Group Companies or SPAC becomes aware that any information relating to the Group Companies, SPAC or any of their respective Subsidiaries, Affiliates, directors or officers set forth in the Proxy/ Registration Statement is required to be amended, so that the Proxy/Registration Statement would not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing and/or correcting such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the SPAC Shareholders and the Shareholders.

(b) SPAC Shareholder Approval.

(i) After the Proxy/Registration Statement is declared effective under the Securities Act, SPAC shall (A) within ten (10) Business Days thereof, mail the Proxy/Registration Statement to the SPAC Shareholders (which shall set forth a record date for, duly call and give notice of a meeting of the SPAC Shareholders (including any adjournment or postponement thereof, the “SPAC Shareholders’ Meeting”)) and (B) no later than twenty (20) days after the mailing of the Proxy/Registration Statement to the SPAC Shareholders, or such other date as may be agreed by SPAC and the Group Companies, acting reasonably, hold such SPAC Shareholders’ Meeting for the purpose of voting on the Transaction Proposals, obtaining SPAC Shareholders’ Approval (including if necessary any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement), and providing SPAC Shareholders with the opportunity to elect to effect an SPAC Share Redemption and such other matters as may be mutually agreed by SPAC and the Group Companies.

(ii) SPAC will use its reasonable best efforts to (A) solicit from its shareholders proxies in favor of the adoption of the Transaction Proposals, including the SPAC Shareholders’ Approval, and (B) obtain the vote or consent of its shareholders required by and in compliance with all applicable Law, Nasdaq rules and the SPAC’s Governing Documents. SPAC (A) shall consult with the Group Companies regarding the record date and the date of the SPAC Shareholders’ Meeting, and (B) shall not adjourn or postpone the SPAC Shareholders’ Meeting more than twice (and in that event, for no more than thirty (30) days in the aggregate) without the prior written consent of Group Companies (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that SPAC shall not be required to adjourn or propose to adjourn the SPAC Shareholders’ Meeting.

(iii) The Proxy/Registration Statement shall include a statement to the effect that the board of directors of SPAC (the “SPAC Board”) has unanimously recommended that the SPAC Shareholders vote in favor of the Transaction Proposals at the SPAC Shareholders’ Meeting (such statement, the “SPAC Board Recommendation”) and neither the SPAC Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the SPAC Board Recommendation.

(c) PubCo Shareholder Approval. As promptly as reasonably practicable after the Proxy/Registration Statement is declared effective under the Securities Act, and on a date no later than twenty (20) Business Days following such effectiveness, PubCo shall solicit and obtain the PubCo Shareholder Approval by way of passing a resolution of its shareholders by written means in accordance with applicable laws. The board of directors of the PubCo shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or (privately or publicly) propose to change, withdraw, withhold, qualify or modify the PubCo Board Recommendation.

Section 10.3. Support of Transactions. Without limiting any covenant contained in Article VIII or Article IX, each Party shall, (a) use reasonable best efforts to obtain all material consents and approvals of third parties that such Party is required to obtain in order to consummate the Transactions, and (b) take such other action as may be reasonably necessary or as another Party may reasonably request to satisfy the conditions of Article XI or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided that the Group Companies and the Shareholders shall not be required to act or omit to take any action that would constitute a breach of Section 8.1 and SPAC shall not be required to act or omit to take any action that would constitute a breach of Section 9.4.

Section 10.4. Public Announcements.

(a) The Parties agree that, at any time on or after the date hereof and continuing until the earlier of the termination of this Agreement in accordance with Section 12.1 or the Merger Closing, no public release, filing or announcement concerning this Agreement or the other Transaction Documents or the Transactions shall be issued by any Party or any of their Representatives or Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of SPAC and the Group Companies, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, SPAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by applicable securities Laws, which shall be subject to the Company’s review, comment and approval prior to filing. The Parties shall mutually agree upon and, as promptly as practicable after the Merger Closing Date (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, PubCo shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Merger Closing as required by all applicable Laws which SPAC and the Group Companies shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the Transactions, each of the Group Companies on one hand, and SPAC on the other, shall, upon request by the other, furnish the other parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the Transactions, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/or any Governmental Authority in connection with the Transactions.

Section 10.5. Confidential Information.

(a) The Group Companies and the Shareholders agree that during the Interim Period and, in the event this Agreement is terminated in accordance with Article XII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any SPAC Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions, performing their obligations under this Agreement or the other Transaction Documents or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the SPAC Confidential Information without SPAC’s prior written consent; and (ii) in the event that the Group Companies, the Shareholders or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article XII, for a period of two (2) years after such termination, becomes legally compelled to disclose any SPAC Confidential Information, (A) provide SPAC to the extent legally permitted with prompt written notice of such requirement so that SPAC or an Affiliate thereof may seek, at SPAC’s cost, a protective order or other remedy or waive compliance with this Section 10.5(a), and (B) in the event that such protective order or other remedy is not obtained, or SPAC (including on behalf of any SPAC) waives compliance with this Section 10.5(a), furnish only that portion of such SPAC Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such SPAC Confidential Information. In the event that this Agreement is terminated and the Transactions are not consummated, the Group Companies and the Shareholders shall, and shall cause their respective Representatives to, promptly destroy any and all copies (in whatever form or medium) of SPAC Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon.

(b) SPAC hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article XII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Group Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Group Company Confidential Information without the prior written consent of the Group Companies; and (ii) in the event that SPAC or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article XII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Group Company Confidential Information, (A) provide the Group Companies to the extent legally permitted with prompt written notice of such requirement so that the Group Companies may seek a protective order or other remedy or waive compliance with this Section 10.5(b) and (B) in the event that such protective order or other remedy is not obtained, or the Group Companies waive compliance with this Section 10.5(b), furnish only that portion of such Group Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Group Company Confidential Information. In the event that this Agreement is terminated and the Transactions are not consummated, SPAC shall, and shall cause its Representatives to, promptly destroy any and all copies (in whatever form or medium) of Group Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon.

Section 10.6. Transfer Taxes. All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement or the other Transaction Documents by the Group Companies and the Shareholders shall constitute Group Company Transaction Expenses.

Section 10.7. Tax Matters. For U.S. federal income tax purposes (and for purposes of any applicable state or local Tax that follows the U.S. federal income tax treatment), the parties shall prepare and file all Tax Returns consistent with the Intended Tax Treatment (to the extent required to file such a Tax Return) and shall not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by applicable Law.

Section 10.8. Cooperation; Consultation.

(a) Prior to the Merger Closing, each of the Group Companies and the Shareholders on the one hand and SPAC on the other, shall, and each of them shall cause its respective Representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement (including the Transaction Financings) the Parties mutually agree to seek in connection with the Transactions (it being understood and agreed that the consummation of any such financings by the Group Companies, SPAC or the Sponsor shall be subject to mutual agreement of such parties), including (if mutually agreed by the Group Companies and SPAC) (i) by providing such information and assistance as the other party may reasonably request, (ii) granting such access to the other party and its Representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions with respect to such financing efforts (including direct contact between senior management and other Representatives of the Group Companies and their Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Group Companies, SPAC or their respective auditors.

(b) From the date hereof until the Merger Closing, except to the extent inconsistent with applicable Laws or any confidentiality obligations to third parties, each of SPAC and the Group Companies shall keep the other reasonably informed from time to time upon reasonable request with respect to the Transaction Financing, including by consulting and cooperating with, and considering in good faith any feedback from, the other or its financial advisors (if any) engaged for the purposes of the Transactions with respect to such matters.

Section 10.9. Transaction Financings. Each of SPAC and the Group Companies shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Transaction Financing Agreements, including maintaining in effect such agreements and to satisfy on a timely basis all conditions and covenants applicable to it in the Transaction Financing Agreements and otherwise comply with its obligations thereunder to consummate transactions contemplated by the Transaction Financing Agreements at or prior to the Merger Closing.

Section 10.10. Key Person Agreements. Each of the Company and SPAC shall procure the execution and delivery of Company Employment Agreement by each executive officers of the Company on or prior to the Merger Closing (collectively, the “Key Person Agreements”).

Section 10.11. Post-Merger Closing Directors and Officers of PubCo. Each of PubCo and SPAC shall take all such action within its power as may be necessary or appropriate such that upon the Merger Closing:

(a) the board of directors of PubCo shall consist of seven (7) directors consisting of seven (7) directors designated by the Company prior to the Merger Closing (the majority of whom are independent directors that are qualified as “independent” under Nasdaq rules) that satisfy Nasdaq Diverse Board Representation Rule provided that the Company shall cause PubCo after the Merger to comply with applicable Nasdaq rule to follow a home country practice; and

(b) the officers of PubCo immediately prior to the Merger Closing shall continue to serve in such capacity in accordance with the terms of PubCo’s Governing Documents following the Merger Closing, until their respective successors are duly elected or appointed and qualified.

Section 10.12. D&O Indemnification and Insurance.

(a) From and after the Merger Closing, all rights to exculpation, indemnification and advancement of expenses existing as of the date of this Agreement in favor of each present and former director and officer of the SPAC (together with such Person’s heirs, executors or administrators, the “D&O Indemnified Parties”) under the SPAC’s Memorandum and Articles of Association publicly filed with the SEC prior to the date of this Agreement, as in effect as of immediately prior to the date of this Agreement, shall survive the Merger Closing and shall continue in full force and effect for a period of six (6) years form the Merger Closing Date.

(b) (i) At or prior to the Closing, SPAC shall maintain in effect its current directors’ and officer’s liability insurance (the “SPAC Current D&O Insurance”) and pay off annual premium for such insurance, and (ii) upon the Merger Closing, PubCo shall extend and maintain in effect the coverage of the SPAC Current D&O Insurance by obtaining a six (6) year “tail” policy containing terms with respect to coverage, deductibles and amounts not materially more favorable than the terms of the SPAC Current D&O Insurance with respect to claims existing or occurring at or prior to the Merger Closing, provided that PubCo shall pay the total premium for such “tail” policy, which in no event shall exceed US$435,000 in the aggregate.

(c) On the Merger Closing Date, PubCo shall enter into customary indemnification agreements reasonably satisfactory to each of PubCo and SPAC with the directors and officers of PubCo, which indemnification agreements shall continue to be effective following the Merger Closing.

(d) The provisions of this Section 10.12: (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Merger Closing, a D&O Indemnified Party, (ii) shall be binding on PubCo, the Surviving Company and the Company and their respective successors and assigns, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to the Cayman Companies Act or the Governing Documents of PubCo, SPAC or their respective Subsidiaries, as applicable.

Section 10.13. Antitrust Laws. Without limiting the generality of Section 10.1 and Section 10.2, to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party agrees to make any required filing or application under Antitrust Laws, as applicable, in each case, at such party’s sole cost and expense, with respect to the Transactions as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry; (ii) keep the other parties reasonably informed of any communication received by such party or its Representatives from, or given by such party or its Representatives to, any Governmental Authority, in each case regarding any of the Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority and to the extent permitted by such Governmental Authority, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Representative of a Party is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

Section 10.14. Shareholder Litigation.

(a) In the event that any litigation related to this Agreement, any other Transaction Document or the Transactions is brought, or, to the knowledge of any Group Company, threatened in writing, against any Group Company or the board of directors of such Group Company by any Group Company Shareholders prior to the Merger Closing, then such Group Company shall promptly after becoming aware of such litigation notify the other Group Companies and SPAC of such litigation and keep the other Group Companies and SPAC reasonably informed with respect to the status thereof; and such Group Company shall provide the other Group Companies and SPAC the opportunity to participate in (at its own cost and expense and subject to a customary joint defense agreement), but not control, the defense of any such litigation and shall consider in good faith the suggestions of the other Group Companies and SPAC with respect to such litigation, and shall not settle any such litigation without the prior written consent of the other Group Companies and SPAC, such consent not to be unreasonably withheld, conditioned, or delayed.

(b) In the event that any litigation related to this Agreement, any other Transaction Document or the Transactions is brought, or, to the knowledge of SPAC, threatened in writing, against SPAC or the board of directors of the SPAC by any SPAC Shareholder prior to the Merger Closing, SPAC shall promptly after becoming aware of such litigation notify the Group Companies of such litigation and keep the Group Companies reasonably informed with respect to the status thereof; and SPAC shall provide the Group Companies the opportunity to participate in (at its own cost and expense and subject to a customary joint defense agreement), but not control, the defense of any such litigation and shall consider in good faith the suggestions of the Group Companies with respect to such litigation, and shall not settle any such litigation without the prior written consent of the Group Companies, such consent not to be unreasonably withheld, conditioned, or delayed.

Article XI

CONDITIONS TO OBLIGATIONS

Section 11.1. Conditions of Each Party’s Obligations. The obligations of each Party to consummate, or cause to be consummated, the Merger Closing is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) the SPAC Shareholder Approval shall have been obtained;

(b) the PubCo Shareholder Approval shall have been obtained;

(c) the Proxy/Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy/Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d) (i) PubCo’s initial listing application as a foreign private issuer with the Nasdaq in connection with the Transactions shall have been conditionally approved and, immediately following the Merger Closing, PubCo shall satisfy any applicable listing requirements of the Nasdaq and PubCo shall not have received any written notice of non-compliance therewith, and (ii) the PubCo Securities to be issued in connection with the Transactions shall have been approved for listing on the Nasdaq, subject to official notice of issuance;

(e) all Regulatory Approvals necessary to consummate the Transactions as contemplated hereby, including, but not limited to, the SinCo Acquisition Regulatory Approval, shall have been obtained;

(f) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions (any of the foregoing, a “restraint”), other than any such restraint that is immaterial, or for which the relevant Governmental Authority does not have jurisdiction over any of the Parties with respect to the Transactions;

(g) the Pre-Merger Reorganization shall have occurred;

(h) there shall have been no Group Company Material Adverse Effect;

(i) PubCo shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) upon the Merger Closing;

(j) the PubCo ESOP shall have been duly adopted and shall have remained in full force and effect; and

(k) all Transaction Documents shall have been executed and delivered by the other parties thereto and been in full force and effect in accordance with the terms thereof as of the Merger Closing.

Section 11.2. Conditions to Obligations of SPAC at Merger Closing. The obligations of SPAC to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a) except for SinCo, each of Group Companies shall have delivered to SPAC a good standing certificate (or in case of the Company, enterprise registration certificate and investment registration certificate, or similar documents applicable for the relevant Group Company in its jurisdiction of incorporation) for such Group Company certified as of a date no earlier than twenty (20) days prior to the Merger Closing Date from the proper Governmental Authority of such Group Company’s jurisdiction of organization and from each other jurisdiction in which such Group Company is qualified to do business as a foreign entity as of the Merger Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdiction;

(b) SinCo shall have delivered to SPAC a certificate of good standing issued by the Accounting and Corporate Regulatory Authority of Singapore no earlier than twenty (20) days prior to the Merger Closing Date, certifying its status as a live company in Singapore;

(c) the Group Companies shall have delivered to SPAC the Audited Financial Statements;

(d) each of the representations and warranties of the Shareholders contained in Article V and of the Group Companies contained in Article VI of this Agreement shall be true and correct in all material respects as of the Merger Closing Date, except with respect to such representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) and warranties which speak as to an earlier date, which representations and warranties (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct in all material respects at and as of such date, except for, in each case under this Section 11.2(d), inaccuracies or omissions that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of each of the Shareholders and the Group Companies to perform its obligations under this Agreement or a material adverse effect on the Transactions; and

(e) each of the covenants of each of the Group Companies and the Shareholders to be performed as of or prior to the Merger Closing shall have been performed in all material respects.

Section 11.3. Conditions to the Obligations of the Group Companies and the Shareholders at Merger Closing. The obligations of the Group Companies and the Shareholders to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Group Companies and the Shareholders:

(a) each of the representations and warranties of SPAC contained in Article VII shall be true and correct as of the Merger Closing Date in all material respects (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception), except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct at and as of such date, except for, in each case under this Section 11.3(a), inaccuracies or omissions that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of SPAC to enter into and perform its obligations under this Agreement or a material adverse effect on the Transactions;

(b) each of the covenants of SPAC to be performed as of or prior to the Merger Closing shall have been performed in all material respects;

(c) immediately upon the Merger Closing, the conversion pursuant to the Underwriter’s Consent and the Working Capital Loans Conversion Consent shall have been consummated; and

(d) the Available Closing Cash shall be at least $29,500,000 immediately prior to or upon the Merger Closing.

Section 11.4. Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article XI to be satisfied if such failure was caused by the failure of such Party or its Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement. For the avoidance of doubt, the occurrence of any Group Company Material Adverse Effect shall not be the fault of any party unless such Group Company Material Adverse Effect is a result of the breach of this Agreement or any other Transaction Document by any particular Party, in which case such breaching Party cannot rely on the non-satisfaction of Section 11.1(h) to not proceed with the Merger Closing.

Article XII

TERMINATION/EFFECTIVENESS

Section 12.1. Termination. This Agreement may be terminated and the Transactions may be abandoned:

(a) by mutual written consent of the Company and SPAC;

(b) by the Company or SPAC if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions, other than any such restraint that is immaterial;

(c) by the Company if the SPAC Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof; and

(d) prior to the Merger Closing by written notice to the Company from SPAC if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Group Companies and Shareholders set forth in this Agreement, such that the conditions specified in Section 11.2(a) or Section 11.2(e) would not be satisfied at the Merger Closing (a “Terminating Group Company Breach”), except that, if such Terminating Group Company Breach is curable by the Group Companies and the Shareholders through the exercise of their reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from SPAC of such breach, but only as long as the Group Companies and Shareholders continues to use their reasonable best efforts to cure such Terminating Group Company Breach (the “Group Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if (i) the Terminating Group Company Breach is not cured within the Group Company Cure Period, or (ii) the Merger Closing has not occurred on or before the Long Stop Date, unless SPAC is in material breach of this Agreement.

(e) prior to the Merger Closing by written notice to SPAC from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement, such that the conditions specified in Section 11.3(a), Section 11.3(b) or Section 11.3(c) would not be satisfied at the Merger Closing (a “Terminating SPAC Breach”), except that, if any such Terminating SPAC Breach is curable by SPAC through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by SPAC of notice from the Company of such breach, but only as long as SPAC continues to exercise such reasonable best efforts to cure such Terminating SPAC Breach (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if (i) the Terminating SPAC Breach is not cured within the SPAC Cure Period, or (ii) the Merger Closing has not occurred on or before the Long Stop Date, unless the Group Companies and Shareholders are in material breach of this Agreement.

Section 12.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 12.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors or shareholders, other than liability of the Group Companies, the Shareholders and the SPAC, as the case may be, for any fraud, willful and material breach of this Agreement occurring prior to such termination, except that the provisions of Section 10.7, Section 10.12, this Section 12.2 and Article XIII shall survive any termination of this Agreement.

Article XIII

MISCELLANEOUS

Section 13.1. Trust Account Waiver. Each of the Group Companies and the Shareholders hereby represents and warrants that it has read SPAC IPO Prospectus available at www.sec.report, and understands that SPAC has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public shareholders (including the public shareholders of the overallotment shares acquired by SPAC’s underwriters, the “Public Shareholders”), and that, except as otherwise described in the SPAC IPO Prospectus, SPAC may disburse monies from the Trust Account only: (a) to the Public Shareholders with respect to SPAC Share Redemptions, (b) to the Public Shareholders if SPAC fails to consummate a Business Combination within 12 months after the closing of the IPO, subject to extension by an amendment to SPAC’s Governing Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $50,000 in dissolution expenses or (d) to SPAC after or concurrently with the consummation of a Business Combination. Each of the Group Companies and the Shareholders hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement (other than in Section 9.1 and this Section 13.1), none of the Group Companies and the Shareholders or any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom) in connection with any claim that arises as a result of, in connection with, or relating to this Agreement or any other Transaction Document, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability under any Transaction Document (collectively, the “Released Claims”), provided that nothing herein shall serve to limit or prohibit the right of the Group Companies and the Shareholders to pursue a claim against SPAC for specific performance or other equitable relief in connection with the consummation of the transactions contemplated hereby and cause the disbursement of the balance of the cash remaining in the Trust Account to PubCo in accordance with the terms of this Agreement and the Trust Agreement or for fraud (after giving effect to the exercise of the SPAC Shareholder’s right to elect SPAC Share Redemption). Each of the Group Companies and the Shareholders, on behalf of itself and its Affiliates, hereby irrevocably waives any Released Claims each of the Group Companies and the Shareholders or any of their respective Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) in connection with any Released Claims (including for an alleged breach of this Agreement or any other Transaction Document). Each of the Group Companies and the Shareholders agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its Affiliates to induce SPAC to enter into the Transaction Documents, and each of the Group Companies and the Shareholders further intends and understands such waiver to be valid, binding and enforceable against such Group Company or Shareholder and each of their respective Affiliates under applicable Law. To the extent any of the Group Companies or the Shareholders or any of their respective Affiliates commences any action or proceeding based upon, in connection with or relating to any Released Claim, which action or proceeding seeks, in whole or in part, monetary relief against SPAC or its Representatives, each of the Group Companies and the Shareholders hereby acknowledges and agrees that the remedy of such Group Company or Seller or any of its Affiliates shall be against funds held outside of the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) and that such claim shall not permit such Group Company or Shareholder or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event any of the Group Companies or the Shareholders or any of its Affiliates commences any action or proceeding based upon, in connection with or relating to any Released Claim, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief or otherwise, SPAC and its Representatives, as applicable, shall be entitled to recover from such Group Company or Shareholder or any of its Affiliates the associated legal fees and costs in connection with any such action, in the event SPAC or its Representatives, as applicable, prevails in such action or proceeding.

Section 13.2. Waiver. Any party to this Agreement may, at any time prior to the Merger Closing, by action taken by its board of directors or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other Parties, (b) waive any inaccuracies in the representations and warranties (of another Party) that are contained in this Agreement or (c) waive compliance by the other Parties with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 13.3. Notices. All general notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by courier or sent by internationally recognized overnight courier or sent by electronic mail to the intended recipient thereof at its address or at its email address set out below (or to such other address or email address as a party may from time to time notify the other parties). Any such notice, demand or communication shall be deemed to have been duly served (a) if given personally or sent by courier, upon delivery during normal business hours at the location of delivery or, if later, then on the next Business Day after the day of delivery; (b) if sent by electronic mail during normal business hours at the location of delivery, immediately, or, if later, then on the next Business Day after the day of delivery; and (c) the third Business Day following the day sent by reputable international overnight courier (with written confirmation of receipt). The initial addresses and email addresses of the parties for the purpose of this Agreement are:

(a)	If to SPAC, to:

Blue World Acquisition Corporation
244 Fifth Avenue, Suite B-88
New York, NY 1001
	Attention:	Liang Shi, Chief Executive Officer
	Email:	liang.shi@zeninpartners.com

with copies to (which shall not constitute notice):

Robinson & Cole LLP
666 Third Avenue, 20th Floor
New York, NY 10017
	Attention:	Arila E. Zhou
	Email:	azhou@rc.com

(b) If to the Group Companies or the Shareholders, to:

5F, Tennoz First Tower，2-2-4， Higashi-Shinagawa, Shinagawa-ku, Tokyo, Japan.

	Attention:	Cui Changyan
	Email:	cui@abalance.jp

with copies to (which shall not constitute notice):

Cooley LLP
IFC – Tower 2, Level 35, Unit 3510
8 Century Avenue Pudong New Area
Shanghai 200120, China
	Attention:	Ruomu Li
	Email:	rrli@cooley.com

or to such other address or addresses as the Parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 13.4. Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without the prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 13.5. Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, that (a) the D&O Indemnified Parties may enforce Section 10.12; and (b) the Non-Recourse Parties may enforce Section 13.17.

Section 13.6. Expenses. Except as otherwise set forth in this Agreement, each Party shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Merger Closing shall occur, PubCo shall pay or cause to be paid the SPAC Transaction Expenses and the Group Company Transaction Expenses in accordance with Section 3.8.

Section 13.7. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 13.8. Electronic Execution of the Agreement and Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to this Agreement or any Transaction Document (including, without limitation, any related amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms complying with applicable Law, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, the Electronic Transactions Act 2010 of Singapore, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 13.9. Group Companies Disclosure Letter. The Group Companies Disclosure Letter (including any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Group Companies Disclosure Letter (including any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made in the Group Companies Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the Group Companies Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the Group Companies Disclosure Letter only if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the Group Companies Disclosure Letter. Certain information set forth in the Group Companies Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 13.10. Entire Agreement. This Agreement (together with the Group Companies Disclosure Letter) and the other Transaction Documents constitute the entire agreement among the Parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in this Agreement and the other Transaction Documents.

Section 13.11. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement; provided, that after the PubCo Shareholder Approval or the SPAC Shareholder Approval has been obtained, there shall be no amendment or waiver that by applicable Law requires further approval by the Group Company Shareholders or the SPAC Shareholders, respectively, without such approval having been obtained.

Section 13.12. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 13.13. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 13.14. Jurisdiction; Arbitration. Any proceeding or Action based upon, arising out of or related to this Agreement or the Transactions shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (HKIAC) under the HKIAC Administered Arbitration Rules in force when the notice of arbitration is submitted. The number of arbitrators shall be three. The arbitration proceedings shall be conducted in English. The law of this arbitration clause shall be Hong Kong Law. The arbitration award shall be final and binding on the Parties and the Parties undertake to carry out any award without delay. A request by a Party to a court of competent jurisdiction for interim measures necessary to preserve such party’s rights, including pre-arbitration attachments or injunctions, shall not be deemed incompatible with, or a waiver of, this agreement to arbitrate. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 13.14.

Section 13.15. WAIVER OF JURY TRIAL. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION, DISPUTE, CLAIM, LEGAL ACTION OR OTHER ACTION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSCTIONS CONTEMPLATED HEREBY.

Section 13.16. Enforcement. The Parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at Law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at Law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 13.17. Non-Recourse. Except in the case of claims against a Person in respect of such Person’s fraud:

(a) this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Persons that are expressly named as the Parties and then only with respect to the specific obligations set forth herein with respect to such party; and

(b) except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party), (i) no past, present or future director, commissioner, officer, employee, incorporator, member, partner, shareholder, Representative or Affiliate of the Group Companies and the Shareholders and (ii) no past, present or future director, commissioner, officer, employee, incorporator, member, partner, shareholder, Representative or Affiliate of any of the foregoing (collectively, the “Non-Recourse Parties”) shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Parties under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 13.18. Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 12.2 or (y) in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Merger Closing and each such representation, warranty, covenant, obligation, agreement and provision shall terminate and expire upon the occurrence of the Merger Closing (and there shall be no liability after the Merger Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Merger Closing and then only with respect to any breaches occurring after the Merger Closing and (b) this Article XIII.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the Parties have hereunto caused this Agreement to be duly executed as of the date first above written.

SPAC	Blue World Acquisition Corporation

	By:	/s/ Liang Shi
Name: Liang Shi
Title: Chief Executive Officer and Director

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF the Parties have hereunto caused this Agreement to be duly executed as of the date first above written.

PubCo	TOYO Co., Ltd

	By:	/s/ RYU Junsei
Name: RYU Junsei
Title: Director

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF the Parties have hereunto caused this Agreement to be duly executed as of the date first above written.

SinCo	TOPTOYO INVESTMENT PTE. LTD.

	By:	/s/ RYU Junsei
Name: RYU Junsei
Title: Director

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF the Parties have hereunto caused this Agreement to be duly executed as of the date first above written.

Merger Sub	TOYOone Limited

	By:	/s/ RYU Junsei
Name: RYU Junsei
Title: Director

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF the Parties have hereunto caused this Agreement to be duly executed as of the date first above written.

Company	Vietnam Sunergy Cell Company Limited

	By:	/s/ RYU Junsei
Name: RYU Junsei
Title: Chairman

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF the Parties have hereunto caused this Agreement to be duly executed as of the date first above written.

Shareholder	Fuji Solar Co., Ltd.

	By:	/s/ RYU Junsei
Name: RYU Junsei
Title: CEO and President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF the Parties have hereunto caused this Agreement to be duly executed as of the date first above written.

Shareholder	Vietnam Sunergy Joint Stock Company

	By:	/s/ RYU Junsei
Name: RYU Junsei
Title: Chairman

[Signature Page to Agreement and Plan of Merger]

Annex I

Vesting Schedule of Earnout Shares

(a)	Following the Merger, if the net profit of PubCo for the Earnout Period as shown on the PubCo 2024 Audited Financials (the “2024 Audited Net Profit”) is no less than US$41,000,000, all Earnout Shares shall immediately become vested in full and be released from the Earnout Escrow Account to the Seller in accordance with this Agreement and the Escrow Agreement.

(b)	If the 2024 Audited Net Profit is less than US$41,000,000, then (X) the portion of the Earnout Shares in number equal to (i) the quotient of (a) the 2024 Audited Net Profit divided by (b) US$41,000,000, multiplied by (ii) 13,000,000 PubCo Ordinary Shares, rounded up to the nearest whole number, shall be released from the Earnout Escrow Account to the Seller in accordance with this Agreement and the Escrow Agreement, and the remaining portion of the Earnout Shares shall be surrendered by the Seller to PubCo for no consideration and cancelled by PubCo. For the avoidance of doubt and solely by way of illustration, if the 2024 Audited Net Profit equals US$36,900,000, then 11,700,000 PubCo Ordinary Shares shall be vested and released to the Seller, and 1,300,000 unvested PubCo Ordinary Shares shall be surrendered by the Seller to PubCo for no consideration and cancelled by PubCo.

Schedule 1.4

Knowledge of Shareholders

Schedule 8.7

No Trading

Exhibit A

Sponsor Support Agreement

Attached.

Exhibit B

Shareholder Lock-Up and Support Agreement

Attached.

Exhibit C

Form of Sponsor Lock-up Agreement

Attached.

Exhibit D

Form of Registration Rights Agreement

Attached.

Exhibit E

Form of A&R Warrant Agreement

Attached.

Exhibit F

Form of Plan of Merger

Attached.

Exhibit G

Form of PubCo ESOP

Attached.

Exhibit H

Form of Post-Merger Closing PubCo Charter

Attached.

Exhibit I

Form of Shareholder Irrevocable Surrender Notice

Attached.